Exhibit 10.4

LICENSE, DEVELOPMENT AND NONCOMPETITION AGREEMENT

by and among

WYNDHAM DESTINATIONS, INC.,

WYNDHAM HOTELS AND RESORTS, LLC,

WYNDHAM HOTELS & RESORTS, INC.,

WYNDHAM HOTEL GROUP EUROPE LIMITED,

WYNDHAM HOTEL HONG KONG CO. LIMITED,

and

WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED

Dated as of May 31, 2018

i

ii

Schedules

Schedule A Definitions	A-1

Exhibits

Exhibit A TRC License Agreement	A-2
Exhibit B Data Sharing Addendum	B-2

iii

LICENSE, DEVELOPMENT AND NONCOMPETITION AGREEMENT

THIS LICENSE, DEVELOPMENT AND NONCOMPETITION AGREEMENT (this “Agreement”), dated as of May 31, 2018 (the “Effective Date”), by and among Wyndham Hotels & Resorts, Inc., a Delaware corporation (“SpinCo”), Wyndham Hotels and Resorts, LLC, a Delaware limited liability company (“WHR LLC”), Wyndham Hotel Group Europe Limited, a UK private limited company (“WHG UK”), Wyndham Hotel Hong Kong Co. Limited, a Hong Kong corporation (“WHHK”) and Wyndham Hotel Asia Pacific Co. Limited, a Hong Kong corporation (“WHAP”, and together with SpinCo, WHR LLC, WHG UK, WHHK and WHAP, the “SpinCo Licensors”), on the one hand, and Wyndham Destinations, Inc., a Delaware corporation (“RemainCo”), on the other hand.   Each of SpinCo and the other SpinCo Licensors, and RemainCo, is sometimes referred to herein as a “Party” and collectively, as the “Parties”.   Capitalized terms used herein shall have the meanings assigned to them in Schedule A or the SDA (as defined below), as applicable.

W I T N E S S E T H:

WHEREAS, SpinCo and RemainCo have entered into a Separation and Distribution Agreement, dated as of May 31, 2018 (the “SDA”), pursuant to which, among other things, (i) RemainCo and SpinCo will enter into a series of transactions whereby (A) RemainCo and/or one or more members of the RemainCo Group will, collectively, own all of the RemainCo Assets and Assume (or retain) all of the RemainCo Liabilities, and (B) SpinCo and/or one or more members of the SpinCo Group will, collectively, own all of the SpinCo Assets and Assume (or retain) all of the SpinCo Liabilities and (ii) for RemainCo to distribute to the holders of RemainCo Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of SpinCo Common Stock; and

WHEREAS, this Agreement is the “License, Development and Noncompetition Agreement” referred to in the SDA, and the Parties have agreed to enter into this Agreement pursuant to the SDA.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I
LICENSE GRANTS

Section 1.1                                    License Grants.

(a)                                 Licensed VO IP.   Subject to the terms of this Agreement, during the Term, the SpinCo Licensors hereby grant to RemainCo:

(i)                                     a worldwide, exclusive (in accordance with Section 2.1), irrevocable and non-terminable (except as set forth in Section 17.2 or Section 17.3), non- transferrable (except as set forth in Section 20.8) right and license to use the Licensed VO IP in the RemainCo Core Field; and

(ii)                                  a worldwide, non-exclusive, irrevocable and non-terminable (except as set forth in Section 17.2 or Section 17.3), non-transferrable (except as set forth in Section 20.8) right and license to use the Licensed VO IP in the Ancillary VO Field.

(b)                                 Licensed VR IP.   Subject to the terms of this Agreement, during the Term, the SpinCo Licensors hereby grant to RemainCo:

(i)                                     an exclusive (in accordance with Section 2.1), irrevocable and non- terminable (except as set forth in Section 17.2 or Section 17.3), non-transferrable (except as set forth in Section 20.8) right and license to use the Licensed VR IP in the operation of a VR Business in the Exclusive VR Territory, except that the exclusivity of the right and license granted pursuant to this Section 1.1(b)(ii) will be subject to the European Rentals Licensees’ rights under the European Rentals Trademark License to use the Licensed VR IP (A) in the operation of its existing VR Business in the Nonexclusive European Rentals Territory and (B) to market its inventory worldwide.

(ii)                                  subject to Section 5.3, a non-exclusive, irrevocable and non- terminable (except as set forth in Section 17.2 or Section 17.3), non-transferrable (except as set forth in Section 20.8) right and license to use the Licensed VR IP in (A) the operation of a VR Business in all jurisdictions throughout the world other than the Exclusive VR Territory and the Exclusive European Rentals Territory and (B) the Ancillary VR Field in all jurisdictions throughout the world other than the Exclusive VR Territory and the Exclusive European Rentals Territory; provided, in each case, that in the event that the European Rentals Trademark License terminates, the right and license granted pursuant to this Section 1.1(b)(ii) will, without further action by any Party, extend to the Exclusive European Rentals Territory.

(c)                                  Stock Ticker.   The SpinCo Licensors acknowledge and agree that, as of the Effective Date, RemainCo shall be permitted to use the stock ticker symbol “WYND”, and that the rights and licenses granted in this Section 1.1 include the right of RemainCo to use the stock ticker symbol “WYND”.   In the event that, after the Effective Date, RemainCo wishes to change its stock ticker symbol to a new stock ticker symbol that uses the Licensed Marks, or any Derivation of any Licensed Mark, RemainCo shall submit a request to the Branding Committee, and such request shall be treated as a request by RemainCo to adopt a new Derivation of a Licensed Mark under Section 5.2.

(d)                                 Corporate Names.   The rights and licenses granted to RemainCo pursuant to this Section 1.1 shall include the right of RemainCo to use the Licensed Marks (or any Derivation thereof) as part of RemainCo’s or any of its Affiliate’s Corporate Names.

(e)                                  Domain Names.   The rights and licenses granted to RemainCo pursuant to this Section 1.1 shall include the right of RemainCo to use the Licensed Marks (or any Derivation thereof) in or as part of any Internet domain name (i) that is used or held for use in the RemainCo Field as of the Effective Date, including the domain names set forth on Schedule G, (ii) that consists of or contains any Exclusive VO Marks, Exclusive VR Marks or “WYND” (for clarity, alone or with other words, but excluding “Wyndham”, unless otherwise permitted by this Section 1.1(e)) or (iii) that may be approved by the Branding Committee (collectively, the “Licensed Domain Names”).   RemainCo shall not use the Licensed Marks in or as part of any Internet domain name that is not a Licensed Domain Name hereunder.

(f)                                   Social Media Accounts.   The rights and licenses granted to RemainCo pursuant to this Section 1.1 shall include the right of RemainCo to use the Licensed Marks (or any Derivation thereof) in, as part of, or otherwise in connection with any Social Media Assets (i) that are used or held for use in the RemainCo Field as of the Effective Date (or any Derivation thereof), (ii) that consists of or contains any Exclusive VO Marks, Exclusive VR Marks or “WYND” (for clarity, alone or with other words, but excluding “Wyndham”, unless otherwise permitted by this Section 1.1(f)) or (iii) that may be approved by the Branding Committee (“Licensed Social Media Assets”).   RemainCo shall not use the Licensed Marks in, as part of, or otherwise in connection with any Social Media Asset that is not a Licensed Social Media Asset hereunder.

(g)                                  Marketing Activities.   Notwithstanding any territorial limitations on the rights and licenses granted pursuant to Section 1.1(a) and Section 1.1(b), the rights and licenses granted to RemainCo pursuant to this Section 1.1 shall include the right for RemainCo to use the Licensed IP to market inventory and other services of the businesses in the RemainCo Field worldwide, through any form or medium now or hereafter existing, including via the Internet.

Section 1.2                                    Sublicenses.   RemainCo shall not sublicense the rights and licenses granted hereunder without SpinCo’s prior written consent, except that SpinCo’s consent shall not be required with respect to (i) sublicenses granted to any of RemainCo’s Affiliates (the grant of which shall, for clarity, be subject to Section 9.5(b)) or (ii) sublicenses to use the Licensed VO Marks granted (A) to any HOA in connection with the management and operation of a Licensed HOA, or (B) in connection with subcontracting non-management functions with respect to operating a Licensed VO Product (e.g., sales, marketing and maintenance).   For clarity, SpinCo’s prior written consent shall be required for any sublicense under which RemainCo grants a Third Party the right to operate a VO Business on such Third Party’s own account (e.g., a master license or franchise agreement).   Notwithstanding the foregoing, SpinCo’s prior written consent shall not be required for any sublicense granted to a Third Party with respect to the VO Business operated in Brazil under the “Club Wyndham Brasil” Trademark.   RemainCo shall (x) require all sublicensees to comply with terms and conditions related to use of the Licensed IP (including, for clarity, with respect to quality control) that are no less stringent than those contained herein; and (y) remain liable for the acts or omissions of any such Person exercising any sublicensed rights hereunder.

Section 1.3                                    Reservation of Rights.   Except for the rights and licenses expressly granted under this Agreement, SpinCo and/or the applicable SpinCo Licensor owns and shall retain all worldwide rights, title and interests in, to and under the Licensed IP.

Section 1.4                                    Expansion of License Rights.   For clarity, any expansion to the rights and licenses granted under Section 1.1 shall be subject to SpinCo’s prior written consent.

ARTICLE II
EXCLUSIVITY

Section 2.1                                    Exclusivity.

(a)                                 Except for the license granted to the European Rentals Licensees to use certain Trademarks in the Nonexclusive European Rentals Territory and to market its inventory worldwide pursuant to the European Rentals Trademark License, or as otherwise expressly permitted under Article III, during the Term, no SpinCo Licensor shall use, or license, sublicense or otherwise permit any Third Party to use, (i) any of the Licensed VO IP or any Wyndham Mark in the RemainCo Core Field; or (ii) any of the Licensed VR IP or any Wyndham Mark in the operation of a VR Business in the Exclusive VR Territory.  During the Term, no SpinCo Licensor shall use, or license, sublicense or otherwise permit any Third Party to use, (i) any Exclusive VO Marks or (ii) any Exclusive VR Marks, in each case, in any manner.

(b)                                 For clarity, the exclusive rights granted to RemainCo pursuant to and as described in Section 1.1 and this Article II shall not limit any SpinCo Licensor’s right to use the Licensed IP to market the inventory and other services of its VR Business or its operations in the Ancillary VR Field worldwide, through any form or medium now or hereafter existing, including via the Internet.

ARTICLE III
NONCOMPETITION

Section 3.1                                    SpinCo Noncompetition Covenants.

(a)                                 Restrictions.   Except as set forth in this Article III or otherwise in this Agreement, SpinCo agrees that during the Noncompetition Term, SpinCo will not Compete in the RemainCo Core Field anywhere in the world.

(b)                                 SpinCo Acquisition Exception.

(i)                                     RemainCo ROFO.  Notwithstanding anything to the contrary in Section 3.1(a), SpinCo may Acquire any Person, business or assets that, immediately prior to such Acquisition, is carrying on, engaged in or has any Equity Interest in any VO Business (the portion of such Acquired Person, business or assets that is a VO Business, an “Acquired VO Business”); provided, that within fifteen (15) Business Days following the completion of such Acquisition, SpinCo shall deliver a written notice to RemainCo notifying RemainCo of such Acquisition, including the material terms and conditions of such Acquisition (the “VO Acquisition Notice”), and shall offer to RemainCo the right to purchase such Acquired VO Business.  RemainCo shall have thirty (30) days from the receipt of the VO Acquisition Notice to notify SpinCo in writing (a “VO Election Notice”) that it desires to enter into good faith negotiations with SpinCo to purchase the Acquired VO Business identified in such VO Acquisition Notice; provided, that RemainCo shall be deemed to have rejected such VO Acquisition Notice if it fails to provide a VO Election Notice within such thirty (30) day period.  If RemainCo timely delivers a VO Election Notice, RemainCo and SpinCo shall negotiate exclusively, reasonably and in good faith concerning the terms of a potential Acquisition by RemainCo of such Acquired VO Business for a period of ninety (90) days following RemainCo’s delivery of the VO Election Notice.

(ii)                                  VO Divestment Period.  If RemainCo and SpinCo are unable to execute a definitive agreement for the Acquisition of such Acquired VO Business by RemainCo within such ninety (90) day period, or if RemainCo rejects or is deemed to have rejected such offer by failing to deliver a VO Election Notice within such thirty (30) day period, then for a period of twelve (12) months beginning on the date of expiration of such ninety (90) day period or such thirty (30) day period, as applicable (the “VO Divestment Period”), SpinCo shall use commercially reasonable efforts to sell or otherwise divest the Acquired VO Business to one or more Third Parties on terms that are not materially more favorable to such Third Party, taken as a whole, than those last offered by RemainCo to SpinCo pursuant to Section 3.1(b)(i), if applicable (including that the consideration for the Acquired VO Business offered or accepted by SpinCo must be greater than the consideration last offered by RemainCo pursuant to Section 3.1(b)(i), if applicable (including, in each case, for the avoidance of doubt, the amount of any assumed indebtedness or other liabilities)).

(iii)                               VO Call Option.  If, (x) upon expiration of the VO Divestment Period, SpinCo has not completed the sale or other divestment of the Acquired VO Business to one or more Third Parties in accordance with Section 3.1(b)(ii), or has not entered into any definitive agreement with respect thereto, or (y) such a definitive agreement was entered into during the VO Divestment Period but is subsequently terminated or the transactions contemplated thereby are not subsequently consummated for any reason, at such time, then (A) SpinCo shall deliver a written notice to RemainCo (the “VO Call Offer Notice”) notifying RemainCo of the expiration of such VO Divestment Period, and (B) RemainCo shall have the right to purchase such Acquired VO Business from SpinCo for a purchase price equal to seventy-five percent (75%) of the Fair Market Value of such Acquired VO Business (the “VO Call Option”).  RemainCo shall have thirty (30) days from the receipt of such VO Call Offer Notice to notify SpinCo in writing (a “VO Call Election Notice”) of its election to exercise the VO Call Option; provided, that RemainCo shall be deemed to have rejected such VO Call Offer Notice if it fails to provide a VO Call Election Notice within such thirty (30) day period.  If RemainCo timely delivers a VO Call Election Notice, RemainCo and SpinCo shall negotiate exclusively, reasonably and in good faith to execute a definitive agreement and shall consummate the transactions contemplated thereby as promptly as practicable.  If RemainCo rejects or is deemed to have rejected such offer by failing to deliver a VO Call Election Notice within such thirty (30) day period, then SpinCo may continue to operate such Acquired VO Business in accordance with Section 3.1(b)(iv).

(iv)                              At all times during the Noncompetition Term while SpinCo Controls an Acquired VO Business in accordance with the terms of this Section 3.1(b), SpinCo shall operate and market such Acquired VO Business as a Separate

SpinCo Operation.  For the avoidance of doubt, during the Noncompetition Term, SpinCo may not Acquire any Person that operates solely a VO Business.

(v)                                 For purposes of this Section 3.1, (A) “Separate SpinCo Operation” shall mean a VO Product or VO Business that satisfies all of the following conditions: (I) it is not Co-Located with any Lodging Business operated by SpinCo (or its licensee) under or using any Wyndham Mark; (II) it is operated and marketed without use of (or access to) any SpinCo Distribution Channels, any of the Licensed Marks or any other Wyndham Marks (or any key word, ad word, metatag or similar device that uses a Licensed Mark or any other Wyndham Mark) or the Rewards Data or Reservation Data; and (III) it is not marketed or otherwise presented to consumers as being operated in connection with any Lodging Business operated by SpinCo (or its licensee) under or using any Wyndham Mark; and (B) “Co-Located” and “Co-Locate” shall mean (I) located within the same physical structure or (II) located within separate structures within the same resort or other project.

(vi)                              This Section 3.1(b) shall not apply to any acquisition by SpinCo of the RCI Business in accordance with the terms of the TRC License Agreement.

(c)                                  SpinCo Soft Brand Exception.  Notwithstanding anything to the contrary set forth in Section 3.1(a), in the event that SpinCo proposes to license a Soft Brand to any Person who operates a VO Business, the terms and conditions set forth in Schedule M shall govern.

(d)                                 Other SpinCo Exceptions.  Notwithstanding anything to the contrary set forth in Section 3.1(a), SpinCo may:

(i)                                     engage in a Mixed-Use Project subject to, if and as applicable, Section 8.2(a), Section 3.1(b) and Schedule M;

(ii)                                  franchise (including sub-franchise) any property operated under a Wyndham Mark that is located outside of the U.S. (excluding all unincorporated territories thereof) and Canada and include Co-Located VO Products; provided, that:

(A)                               SpinCo shall not (I) market or sell any Third Party’s VO Product on such property, (II) collect or receive any revenue generated by the sale of any interest in any VO Unit or other VO Product on such property or (III) except as set forth in Section 3.1(d)(ii)(B) or Schedule M market or sell any inventory that is part of any VO Project on such property through any SpinCo Distribution Channel; and

(B)                               SpinCo may market or sell as Lodging Units any inventory that is part of any VO Project on such property through any SpinCo Distribution Channel only (I) to the extent the terms of any franchise agreement existing as of the Effective Date require SpinCo to provide access to a SpinCo Distribution Channel, in which case, SpinCo shall use commercially reasonable efforts to amend such agreement to remove such requirement and remove any such requirement in connection with any renewal of any such agreement, (II) as required by management agreements with an entity Controlled by Mauro Silva for four (4) properties to be located in Gramado, Brazil (currently named Gramado Termas Resort, Gramado Exclusive, Gramado Bela Vista and Gramado Bouna Vitta), which resorts shall be managed under the “Wyndham Grand”, “Dazzler”, “Wyndham” and “Wyndham Garden” Trademarks or (III) as required by management agreements with an entity Controlled by Group GR (partners and co-owners of the Gramado Thermas Resort) for two (2) properties to be located in the State of Sao Paulo, Brazil (currently named Royal Star and Royal Thermas), which resorts shall be managed under the “Wyndham”, and “Wyndham Garden” Trademarks; provided, that, in the case of such properties covered by clauses (II) and (III), (y) such properties do not have any active onsite Sales Facilities and (z) SpinCo shall contractually prohibit the owner of such properties from sharing any Reservation Data relating to guest stays at such properties that are made through any SpinCo Distribution Channel, or other Personal Information relating to such guests collected by such properties, with any active Sales Facilities of the owners of such properties located anywhere else in the world;

(iii)                               acquire the RCI Business in accordance with the terms of the TRC License Agreement;

(iv)                              develop, sell, market, manage, operate and finance condo hotels;

(v)                                 operate and manage properties developed, owned, leased or sold by RemainCo under on-site management contracts (or similar agreements) between RemainCo and SpinCo (including any such properties operated under any Wyndham Mark); and

(vi)                              engage in any activity SpinCo is specifically permitted to engage in under any agreement between SpinCo and RemainCo entered into on or after the Effective Date.

Section 3.2                                    RemainCo Noncompetition Covenants.

(a)                                 Restrictions.  Except as set forth in this Article III or otherwise in this Agreement, RemainCo agrees that during the Noncompetition Term, RemainCo will not Compete in the SpinCo Core Field anywhere in the world.

(b)                                 RemainCo Acquisition Exception.

(i)                                     SpinCo ROFO.  Notwithstanding anything to the contrary in Section 3.2(a), RemainCo may Acquire any Person, business or assets that, immediately prior to such Acquisition, is carrying on, engaged in or has any Equity Interest in any Lodging Business (the portion of such Acquired Person, business or assets that is a Lodging Business, an “Acquired Lodging Business”); provided, that within fifteen (15) Business Days following the completion of such Acquisition, RemainCo shall deliver a written notice to SpinCo notifying SpinCo of such

Acquisition, including the material terms and conditions of such Acquisition (the “Lodging Acquisition Notice”), and shall offer to SpinCo the right to purchase such Acquired Lodging Business.  SpinCo shall have thirty (30) days from the receipt of the Lodging Acquisition Notice to notify RemainCo in writing (a “Lodging Election Notice”) that it desires to enter into good faith negotiations with RemainCo to purchase the Acquired Lodging Business identified in such Lodging Acquisition Notice; provided, that SpinCo shall be deemed to have rejected such Lodging Acquisition Notice if it fails to provide a Lodging Election Notice within such thirty (30) day period.  If SpinCo timely delivers a Lodging Election Notice, SpinCo and RemainCo shall negotiate exclusively, reasonably and in good faith concerning the terms of a potential Acquisition by SpinCo of such Acquired Lodging Business for a period of ninety (90) days following SpinCo’s delivery of the Lodging Election Notice.

(ii)                                  Lodging Divestment Period.  If SpinCo and RemainCo are unable to execute a definitive agreement for the Acquisition of such Acquired Lodging Business by SpinCo within such ninety (90) day period, or if SpinCo rejects or is deemed to have rejected such offer by failing to deliver a Lodging Election Notice within such thirty (30) day period, then for a period of twelve (12) months beginning on the date of expiration of such ninety (90) day period or such thirty (30) day period, as applicable (the “Lodging Divestment Period”), RemainCo shall use commercially reasonable efforts to sell or otherwise divest the Acquired Lodging Business to one or more Third Parties on terms that are not materially more favorable to such Third Party, taken as a whole, than those last offered by SpinCo to RemainCo pursuant to Section 3.2(b)(i), if applicable (including that the consideration for the Acquired Lodging Business offered or accepted by RemainCo must be greater than the consideration last offered by SpinCo pursuant to Section 3.2(b)(i), if applicable (including, in each case, for the avoidance of doubt, the amount of any assumed indebtedness or other liabilities)).

(iii)                               Lodging Call Option.  If, (x) upon expiration of the Lodging Divestment Period, RemainCo has not completed the sale or other divestment of the Acquired Lodging Business to one or more Third Parties in accordance with Section 3.2(b)(ii), or has not entered into any definitive agreement with respect thereto, or (y) such a definitive agreement was entered into during the Lodging Divestment Period but is subsequently terminated or the transactions contemplated thereby are not subsequently consummated for any reason, at such time, then (A) RemainCo shall deliver a written notice to SpinCo (the “Lodging Call Offer Notice”) notifying SpinCo of the expiration of such Lodging Divestment Period, and (B) SpinCo shall have the right to purchase such Acquired Lodging Business from RemainCo for a purchase price equal to seventy-five percent (75%) of the Fair Market Value of such Acquired Lodging Business (the “Lodging Call Option”).  SpinCo shall have thirty (30) days from the receipt of such Lodging Call Offer Notice to notify RemainCo in writing (a “Lodging Call Election Notice”) of its election to exercise the Lodging Call Option; provided, that SpinCo shall be deemed to have rejected such Lodging Call Offer Notice if it fails to provide a Lodging Call Election Notice within such thirty (30) day period.  If SpinCo timely delivers a Lodging Call Election Notice, SpinCo and RemainCo shall negotiate exclusively, reasonably and in good faith to execute a definitive agreement and shall consummate the transactions contemplated thereby as promptly as practicable.  If SpinCo rejects or is deemed to have rejected such offer by failing to deliver a Lodging Call Election Notice within such thirty (30) day period, then RemainCo may continue to operate such Acquired Lodging Business in accordance with Section 3.2(b)(iv).

(iv)                              At all times during the Noncompetition Term while RemainCo Controls an Acquired Lodging Business in accordance with the terms of this Section 3.2(b), RemainCo shall operate and market such Acquired Lodging Business as a Separate RemainCo Operation.  For the avoidance of doubt, during the Noncompetition Term, RemainCo may not Acquire any Person that operates solely a Lodging Business.

(v)                                 For purposes of this Section 3.2, (A) “Separate RemainCo Operation” shall mean a Lodging Business that satisfies all of the following conditions: (I) it is not Co-Located with any Licensed VO Product (or any VOI sales desk therefor); (II) it is operated and marketed without use of (or access to) any SpinCo Distribution Channels or the Rewards Data or Reservation Data; and (III) it is not marketed or otherwise presented to consumers as being operated in connection with any Licensed VO Business; and (B) “Co-Located” and “Co- Locate” shall mean (I) located within the same physical structure or (II) located within separate structures within the same resort or other project.

(c)                                  Hotel Conversions.

(i)                                     Notwithstanding anything to the contrary set forth in Section 3.2(a), SpinCo acknowledges that RemainCo may Acquire, lease, franchise or otherwise become involved in the management or operation of Lodging Units (any such Acquisition, lease, franchise or involvement, a “Takeover”) solely for the purpose of converting such Lodging Units to VO Products (such facilities, “Conversion Hotels”).  Following a Takeover, RemainCo may conduct business in the SpinCo Core Field with respect to a Conversion Hotel during the period between the date of Takeover of such Conversion Hotel by RemainCo and the date on which the Conversion Hotel (including all units contained therein) is converted to a VO Product; provided, that (A) if such conversion occurs in a single phase, all of the Lodging Units of such Conversion Hotel must be converted to VO Products within thirty-six (36) months after the date of such Takeover or (B) if such conversion occurs in multiple phases, at least half of the Lodging Units of such Conversion Hotel (determined as of the thirty-six (36) month anniversary of the date of Takeover of such Conversion Hotel) must be converted to VO Products within thirty-six (36) months after the date of Takeover of such Conversion Hotel by RemainCo, and the remainder of such Lodging Units must be converted to VO Products within sixty (60) months after the date of Takeover of such Conversion Hotel; provided, further that, in the case of each of clauses (A) and (B) above, RemainCo shall diligently pursue the conversion of such Conversion Hotel

Lodging Units to VO Products during such period; provided, further that, in the case of each of clauses (A) and (B) above, if RemainCo has not completed the conversion of all of the Lodging Units of such Conversion Hotel to VO Products within thirty-six (36) months, then SpinCo shall have the right, but not the obligation (solely to the extent that such right would not violate any Law or any existing contract to which RemainCo is party that RemainCo does not have the right to terminate without penalty), to (1) franchise such Conversion Hotel and (2) solely to the extent such Conversion Hotel is not operated or managed by RemainCo or a RemainCo Partner, or by a Third Party under an existing contract that RemainCo does not have the right to terminate without penalty, operate or manage (or engage a Third Party to operate or manage, under a management or license agreement or otherwise) such Conversion Hotel until the date that the conversion of all such Conversion Hotel’s Lodging Units to VO Products has been completed (clauses (1) and (2), collectively “SpinCo Conversion Hotel Rights”).  In the event that SpinCo exercises any such SpinCo Conversion Hotel Rights, SpinCo and RemainCo shall negotiate reasonably and in good faith to execute a definitive agreement with respect to such franchising, operation and/or management of such Conversion Hotel, as applicable, as promptly as practicable.

(ii)                                  Notwithstanding anything to the contrary contained in Section 20.14, (A) in no event shall any obligation of RemainCo under Section 3.2(c)(i) be delayed for a period that exceeds twenty-four (24) months in the aggregate for any Conversion Hotel; and (B) no conditions of Force Majeure shall affect or otherwise delay SpinCo’s Conversion Hotel Rights under Section 3.2(c)(i) above.

(d)                                 Other RemainCo Exceptions.  Notwithstanding anything to the contrary set forth in Section 3.2(a), RemainCo may:

(i)                                     engage in a Mixed-Use Project subject to, if and as applicable, Section 8.1(a) and Section 3.2(b);

(ii)                                  market excess VO Units to the general public for transient stays under the Amended and Restated Distribution Agreement, dated as of the Effective Date, between Extra Holidays, LLC and SpinCo;

(iii)                               operate Lodging Units as a SpinCo franchisee under a franchise agreement (or similar agreement) between RemainCo and SpinCo;

(iv)                              develop, sell, market, manage, operate and finance condo hotels, including in accordance with the license in the Ancillary VO Field under Section 1.1(a)(ii) hereof;

(v)                                 market or sell Lodging Units through any Exchange Program operated by RCI or any of its Affiliates (or any successor thereto);

(vi)                              market, sell and distribute Lodging Units in certain properties that are branded with any SpinCo Brand and that SpinCo elects to have participate in the travel intermediary distribution program of RemainCo, pursuant to a written agreement between SpinCo and RemainCo; and

(vii)                           engage in any activity RemainCo is specifically permitted to engage in under any agreement between SpinCo and RemainCo entered into on or after the Effective Date.

Section 3.3                                    Extension of Noncompetition Term.  Upon the expiration of the Initial Noncompetition Period, if RemainCo’s Gross VOI Sales for calendar year 2042 are in an amount that is greater than or equal to 80% of RemainCo’s Adjusted Projected Gross VOI Sales, then RemainCo shall have the option, but not the obligation, to renew this Article III until the thirtieth (30th) anniversary of the Effective Date (the “Extension Noncompetition Period”) by delivering written notice thereof to SpinCo at least thirty (30) days prior to the expiration of such period.

Section 3.4                                    Reasonableness of Covenants.  Each of the Parties agrees that these restraints are necessary for the reasonable and proper protection of each of RemainCo and SpinCo and that each and every one of the restraints herein is reasonable in respect of subject matter, length of time and geographic area.  Each of the Parties acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the other Party.  Each of SpinCo and RemainCo further covenant that such Party will not challenge the reasonableness or enforceability of any of the covenants set forth in this Article III, Article VIII or Section 9.5, and that such Party will reimburse the other Party for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Article III, Article VIII or Section 9.5 if such other Party prevails on any issue involved in such dispute or if such Party challenges the reasonableness or enforceability of any of the provisions of this Article III, Article VIII or Section 9.5.

Section 3.5                                    Reformation.  If, at the time of enforcement of any of the covenants and agreements set forth in this Article III, Article VIII or Section 9.5, it is determined by a court of competent jurisdiction in any jurisdiction or any arbitration or mediation tribunal that any restriction in this Article III, Article VIII or Section 9.5 is excessive in duration or scope or is unreasonable or unenforceable under applicable Law under circumstances then existing, then it is the intention of the Parties that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that such court or tribunal shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law; provided, however, that in no event shall the duration or scope be expanded from those then currently provided for by this Article III, Article VIII or Section 9.5, as applicable.  In furtherance and not in limitation of the foregoing, whenever possible, each provision of this Article III, Article VIII and Section 9.5 will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Article III, Article VIII or Section 9.5 is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Article III, Article VIII or Section 9.5, as applicable, will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 3.6                                    Equitable Relief and Other Remedies.  Each of SpinCo and RemainCo agree that irreparable damage would occur in the event that the provisions of this Article III, Article VIII or Section 9.5 were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that each of SpinCo and RemainCo shall be entitled to an injunction or injunctions or other equitable relief to enforce specifically the terms and provisions of this Article III, Article VIII or Section 9.5 in any court of the U.S. or any state having jurisdiction, this being in addition to any other remedy to which such Party is entitled at Law or in equity, and all such rights and remedies shall be cumulative.  Each of SpinCo and RemainCo agree that the remedies at Law for any breach or threatened breach of this Article III, Article VIII or Section 9.5, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of SpinCo and RemainCo.

Section 3.7                                    Noncompetition Covenants of Controlled Affiliates.  For the avoidance of doubt, the terms, conditions, rights and obligations set forth in this Article III, Article VIII and Section 9.5 are subject to Section 20.9 in all respects.

ARTICLE IV
ADDITIONAL COVENANTS

Section 4.1                                    Required Usage.  For five (5) years following the Effective Date, at least sixty (60) percent of annual Gross VOI Sales shall be generated from VO Products that are branded with the Licensed Wyndham Marks.

Section 4.2                                    Non-Disparagement.  During the Term, each Party shall not, directly or indirectly, make any statement or representation that materially injures, disparages or dilutes (i) the reputation of the other Party or its businesses or (ii) the goodwill associated with (A) in the case of RemainCo, the Licensed Marks, the TRC Marks or any other Trademarks of SpinCo or (B) in the case of SpinCo, the Licensed Marks, the TRC Marks or the Trademarks of RemainCo, in each case, other than statements contained in and relevant to any claim or defense contained in a pleading filed in connection with a court proceeding between the Parties to enforce or judicially construe this Agreement.

Section 4.3                                    Prohibited Persons.  Notwithstanding anything to the contrary herein, RemainCo shall not, without SpinCo’s prior written consent, grant any sublicense with respect to the Licensed IP to, or participate in any project (including any Mixed-Use Project) that uses the Licensed IP with, any Prohibited Person.

Section 4.4                                    Notice of Events.  Each Party shall notify the other Party as soon as reasonably practicable under the circumstances (but in any event within five (5) Business Days) upon becoming aware of any occurrence (including any notice from, or investigation by, any Governmental Entity regarding any actual or potential noncompliance with applicable Laws) that reasonably could be expected to materially and adversely affect the goodwill associated with the Licensed Marks or the financial condition of (i) in the case of RemainCo, RemainCo’s business in the RemainCo Field, or (ii) in the case of SpinCo, SpinCo’s Lodging Business, VR Business or operations in the Ancillary VR Field.

Section 4.5                                    Sharing of Personal Information.  With respect to the exchange of information or data, the Parties shall comply with the Data Sharing Addendum attached hereto as Exhibit B (the “Data Sharing Addendum”).

Section 4.6                                    TRC License Agreement.  In connection with entering into this Agreement, SpinCo shall enter into, and cause TRC Franchisor, Inc. to enter into, and RemainCo shall enter into, and shall cause RCI to enter into, the TRC License Agreement.

ARTICLE V
USAGE

Section 5.1                                    Trademark Usage Guidelines.  RemainCo shall comply with the Trademark Usage Guidelines.  Any changes to the Trademark Usage Guidelines after the Effective Date shall be handled through the Branding Committee.  RemainCo acknowledges that, on or before the Effective Date, SpinCo delivered a copy of the current Trademark Usage Guidelines to RemainCo.

Section 5.2                                    New Variations of Licensed Marks.  In the event that RemainCo wishes to adopt any new Derivations of the Licensed Marks, including any new Composite Marks, RemainCo shall submit such request to the Branding Committee.  Any new Derivation of a Licensed Mark approved by the Branding Committee shall automatically be included in the Licensed Marks, without the need for any further documentation or other action by any Party.

Section 5.3                                    New Uses of Licensed VR IP.  In the event that any Party wishes to make any new use of any Licensed VR IP, including in any jurisdiction where such Licensed VR IP is not being used as of the Effective Date (which, for clarity, shall include the Exclusive European Rentals Territory upon any expiration or termination of the European Rentals Trademark License), the Parties shall discuss such request in good faith.  If the Parties agree that such Party may adopt such new use, the Branding Committee shall determine the terms and conditions under which such Party may use such Licensed VR IP.  Subject to RemainCo’s compliance with Section 5.4 (if applicable), any new use of the Licensed VR IP by RemainCo agreed by the Parties shall automatically be included in the Licensed VR IP, without the need for any further documentation or other action by any Party.  Notwithstanding the foregoing, this Section 5.3 shall not apply to any use of the Licensed VR IP by RemainCo in the Exclusive VR Territory.  For clarity, nothing in this Section 5.3 shall limit the rights and obligations of the Parties under Section 5.4.

Section 5.4                                    Uses of Licensed Marks in New Jurisdictions.

(a)                                 In the event that RemainCo wishes to use any Licensed Mark in a jurisdiction where such Licensed Mark is not being used (directly or indirectly) by RemainCo in the RemainCo Field as of the Effective Date (the “Subject Jurisdiction”), RemainCo shall provide written notice to SpinCo, identifying in such notice the Licensed Mark and the manner in which it desires to use such Licensed Mark in the Subject Jurisdiction (a “RemainCo Jurisdiction Notice”).  Promptly, but in any event within thirty (30) days of receipt of a RemainCo Jurisdiction Notice, SpinCo shall notify RemainCo in writing (a “SpinCo Jurisdiction Response”) if SpinCo believes that RemainCo’s use of such Licensed Mark as described in the RemainCo Jurisdiction Notice reasonably could be expected to result, directly or indirectly, in (i) the invalidity, unenforceability or voiding of, or other impairment to, SpinCo’s rights in any Licensed Marks, or any other

Trademarks owned or controlled by SpinCo (including any injury to the goodwill associated therewith) or (ii) the loss or other impairment of SpinCo’s ability to apply for or obtain any registration for any Licensed Marks or any other Trademarks owned or controlled by SpinCo.  Upon RemainCo’s receipt of the SpinCo Jurisdiction Response, the Parties shall cooperate in good faith to address SpinCo’s concerns; provided, however, that if SpinCo’s concerns are unable to be addressed, as reasonably determined by SpinCo, SpinCo shall promptly (and in any event within fifteen (15) days of sending the SpinCo Jurisdiction Response to RemainCo) notify RemainCo, and RemainCo shall not use the Licensed Mark as described in the RemainCo Jurisdiction Notice.

(b)                                 In the event that RemainCo is not prohibited from using any Licensed Mark in a Subject Jurisdiction under Section 5.4(a), subject to RemainCo’s compliance with Section 5.3 (if applicable), RemainCo may proceed to use the Licensed Mark in the Subject Jurisdiction as described in the RemainCo Jurisdiction Notice and, for clarity, the rights and licenses granted to RemainCo pursuant to Section 1.1 shall extend to such use, without the need for any further documentation or other action by any Party.  For clarity, nothing in this Section 5.4 shall limit the rights and obligations of the Parties under Section 5.3.

Section 5.5                                    Third Party Affiliation.  If RemainCo wishes to use any of the Licensed Marks in connection with any Trademark of (i) a Third Party in such a manner so as to suggest a co-branded, combined or composite Trademark or (ii) (A) any SpinCo Competitor, (B) an Acquired Hotel-Branded VO Business or (C) a VR Business Acquired by RemainCo, RemainCo shall, in each case, submit a written request to the Branding Committee for approval; provided, however, that any Existing Third Party Affiliations shall be deemed approved.

Section 5.6                                    Digital Assets.

(a)                                 In the event that RemainCo wishes to use or register any new Internet domain name that contains any Licensed Marks, or any Derivations thereof, other than those Internet domain names set forth in Section 1.1(e)(ii), RemainCo shall submit such request to the Branding Committee, which shall review such request as soon as reasonably practicable under the circumstances (but in any event within thirty (30) days following such request).  For clarity, RemainCo will not be required to obtain approval from the Branding Committee for any use or registration of a new Internet domain name that consists of or contains any Exclusive VO Marks, Exclusive VR Marks or “WYND”.

(b)                                 In the event that RemainCo wishes to use, register or apply to register any new Social Media Asset that contains any of the Licensed Marks, or any Derivations thereof, other than those Social Media Assets set forth in Section 1.1(f)(ii), RemainCo shall submit such request to the Branding Committee, which shall review such request as soon as reasonably practicable under the circumstances (but in any event within thirty (30) days following such request).  For clarity, RemainCo will not be required to obtain approval from the Branding Committee for any use, registration or application for registration of a new Social Media Asset that consists of or contains any Exclusive VO Marks, Exclusive VR Marks or “WYND”.  Further, the Parties shall cooperate (i) with respect to their respective uses of Social Media Assets that contain any Licensed Marks, or any Derivations thereof, through the Branding Committee and (ii) to address any use of any such Social Media Assets in a manner that disparages or otherwise reflects negatively on any Party’s business or Trademarks.

ARTICLE VI
QUALITY CONTROL

Section 6.1                                    Licensed VO Marks.  The quality of products and services offered by RemainCo under any Licensed VO Marks shall be substantially similar to (or higher than) the quality of products and services offered by the Existing VO Business under the Licensed VO Marks (the “VO Brand Standards”).  The SpinCo Licensors acknowledge and agree that the products and services offered by RemainCo under the Licensed VO Marks as of the Effective Date comply with the VO Brand Standards.

Section 6.2                                    Licensed VR Marks.  The quality of products and services offered by RemainCo under any Licensed VR Marks shall be substantially similar to (or higher than) the quality of products and services offered by the Existing VR Business under the Licensed VR Marks (the “VR Brand Standards”).  The SpinCo Licensors acknowledge and agree that the products and services offered by RemainCo under the Licensed VR Marks as of the Effective Date comply with the VR Brand Standards.

Section 6.3                                    Inspection.  SpinCo may, upon reasonable advance written notice to RemainCo, and during regular business hours, inspect (itself or through an Affiliate or Third Party) any of the Licensed VO Products or Licensed VR Properties to confirm that RemainCo is in compliance with the terms of this Article VI; provided, however, that in no event shall such inspection be undertaken in a manner that could reasonably be expected to disturb the quiet enjoyment of any owner or guest thereof.

ARTICLE VII
BRANDING COMMITTEE

Section 7.1                                    Branding Committee.  The Parties shall establish a branding committee (the “Branding Committee”) to facilitate cooperation between the Parties with respect to the Licensed IP, in accordance with Schedule I.

ARTICLE VIII
DEVELOPMENT

Section 8.1                                    RemainCo Participation in Mixed-Use Projects.

(a)                                 Subject to RemainCo’s rights with respect to Mixed-Use Projects under the SEAPR Management Agreement, during the Noncompetition Term, if RemainCo engages in a Mixed-Use Project, and any Lodging Business component of such Mixed-Use Project is not managed or franchised by a Third Party under an existing contract that RemainCo does not have the right to terminate without penalty, RemainCo will use commercially reasonable efforts to include SpinCo in the management or franchising of such Lodging Business component of such Mixed-Use Project, and if SpinCo is not so included in either the management or franchising of such Lodging Business component of such Mixed-Use Project, RemainCo shall ensure that all Lodging Business components of such Mixed-Use Project are operated and marketed as a Separate RemainCo Operation; provided that at such time (if any) during the Noncompetition Term as a Third Party ceases to manage or franchise any such Lodging Business component of such Mixed- Use Project, RemainCo will use commercially reasonable efforts to include SpinCo in the management or franchising (as applicable) of such Lodging Business component of such Mixed- Use Project.  For purposes of this Section 8.1(a), “Separate RemainCo Operation” shall mean a Lodging Business that satisfies all of the following conditions: (i) it has check-in and reservations desks that are separate and physically distinct from the check-in and reservations desks of any Licensed VO Products; (ii) it is operated and marketed without use of (or access to) any SpinCo Distribution Channels or the Rewards Data or Reservation Data; and (iii) it is not marketed or otherwise presented to consumers as being operated in connection with any Licensed VO Business.

(b)                                 After the Noncompetition Term, for the remainder of the Term, if RemainCo engages in a Mixed-Use Project and uses any of the Licensed Marks on the VO Project component of such Mixed-Use Project, and any Lodging Business component of such Mixed-Use Project is not managed or franchised by a Third Party under an existing contract that RemainCo does not have the right to terminate without penalty, RemainCo will use commercially reasonable efforts to include SpinCo in the management or franchising of such Lodging Business component of such Mixed-Use Project, and if SpinCo is not included, RemainCo shall ensure that all Lodging Business components of such Mixed-Use Project are operated and marketed without use of (or access to) the Wyndham Rewards Program or the Rewards Data or Reservation Data; provided that at such time (if any) during the Term a Third Party ceases to manage or franchise any such Lodging Business component of such Mixed-Use Project, RemainCo will use commercially reasonable efforts to include SpinCo in the management or franchising (as applicable) of such Lodging Business component of such Mixed-Use Project.  Notwithstanding the foregoing, RemainCo shall not be required under this Section 8.1(b) to use commercially reasonable efforts to include SpinCo in connection with any Mixed-Use Project in which either RemainCo or a RemainCo Partner manages the Lodging Business component of such Mixed-Use Project.

(c)                                  For clarity, after the Noncompetition Term, RemainCo may engage in any Mixed-Use Project that does not use any of the Licensed Marks without any restrictions.

Section 8.2                                    SpinCo Participation in Mixed-Use Projects.

(a)                                 During the Noncompetition Term, if SpinCo engages in a Mixed-Use Project (excluding, for clarity, as permitted by Schedule M), and a Third Party is not engaged in the management of, or as the sales agent for, any VO Project component of such Mixed-Use Project under an existing contract that SpinCo does not have the right to terminate without penalty, SpinCo will use commercially reasonable efforts to include RemainCo in the management of, or as the sales agent for, such VO Project component of such Mixed-Use Project, and if RemainCo is not so included in either the management of, or as the sales agent for, such VO Project component of such Mixed-Use Project, SpinCo shall ensure that all VO Project components of such Mixed-Use Project are operated and marketed as a Separate SpinCo Operation; provided that at such time (if any) during the Noncompetition Term as a Third Party ceases to be engaged in the management of, or as the sales agent for, any such VO Project component of such Mixed-Use Project, SpinCo will use commercially reasonable efforts to include RemainCo in the management of, or as the sales agent for, such VO Project component of such Mixed-Use Project.  For purposes of this Section 8.2(a), “Separate SpinCo Operation” shall mean a VO Product or VO Business that satisfies all of the following conditions: (i) it has check-in and reservations desks that are separate and physically distinct from the check-in and reservations desks of any Lodging Business operated by SpinCo (or its licensee) under or using any Wyndham Mark; (ii) it is operated and marketed without use of (or access to) any SpinCo Distribution Channels, any of the Licensed Marks or any other Wyndham Marks (or any key word, ad word, metatag or similar device that uses a Licensed Mark or any other Wyndham Mark) or the Rewards Data or Reservation Data; and (iii) it is not marketed or otherwise presented to consumers as being operated in connection with any Lodging Business operated by SpinCo (or its licensee) under or using any Wyndham Mark.

(b)                                 After the Noncompetition Term, for the remainder of the Term, if SpinCo engages in a Mixed-Use Project and uses any of the Licensed Marks or any other Wyndham Mark on the Lodging Business component of such Mixed-Use Project, (i) if a Third Party is not engaged in the management of, or as the sales agent for, any VO Project component of such Mixed-Use Project under an existing contract that SpinCo does not have the right to terminate without penalty, SpinCo will use commercially reasonable efforts to include RemainCo in the management of, or as the sales agent for, such VO Project component of such Mixed-Use Project, and (ii) SpinCo shall ensure that all VO Project components of such Mixed-Use Project are operated and marketed without use of (or access to) the Wyndham Rewards Program, any Wyndham Marks (or any key word, ad word, metatag or similar device that uses any Wyndham Mark) or the Rewards Data or Reservation Data; provided that at such time (if any) during the Term a Third Party ceases to be engaged in the management of, or as the sales agent for, any such VO Project component of such Mixed-Use Project, SpinCo will use commercially reasonable efforts to include RemainCo in the management of, or as the sales agent for, such VO Project component of such Mixed-Use Project.  Notwithstanding the foregoing, SpinCo shall not be required under this Section 8.2(b) to use commercially reasonable efforts to include RemainCo in the management of such VO Project component of such Mixed-Use Project if SpinCo (or its licensee) manages the Lodging Business component of such Mixed-Use Project.

(c)                                  For clarity, after the Noncompetition Term, SpinCo may engage in any Mixed-Use Project that does not use any of the Licensed Marks or other Wyndham Marks without any restrictions.

ARTICLE IX
ACQUISITIONS AND DIVESTITURES

Section 9.1                                    Transfer of Licensed Marks.  Subject to the final sentence of this Section 9.1, in the event that SpinCo or any of its Affiliates propose to Transfer any Licensed Marks to any Third Party (a “Proposed Sale”), SpinCo shall provide written notice thereof to RemainCo (a “SpinCo Sale Notice”) and offer to RemainCo the right to purchase such Licensed Marks described in such SpinCo Sale Notice on the same terms and conditions set forth therein.  The SpinCo Sale Notice shall include the material terms and conditions of such Proposed Sale, including the identity of the proposed transferee, the nature of such Transfer, the Licensed Marks to be Transferred and the consideration to be paid therefor.  RemainCo shall have thirty (30) days from the receipt of the SpinCo Sale Notice to notify SpinCo in writing (the “RemainCo Sale Election Notice”) of its election to purchase the Licensed Marks pursuant to such SpinCo Sale Notice on the same terms and conditions set forth therein; provided that RemainCo shall be deemed to have rejected such SpinCo Sale Notice if it fails to provide the RemainCo Sale Election Notice within such thirty (30)-day period.  If RemainCo timely delivers a RemainCo Sale Election Notice, RemainCo and SpinCo shall negotiate reasonably and in good faith to execute a definitive agreement for the Transfer of the Licensed Marks identified in the SpinCo Sale Notice, substantially upon the terms and conditions set forth in the SpinCo Sale Notice (or on such other terms and conditions no less favorable than those set forth in the SpinCo Sale Notice) within thirty (30) days following RemainCo’s delivery of the RemainCo Sale Election Notice.  If RemainCo rejects or is deemed to have rejected such offer by failing to deliver a RemainCo Sale Election Notice within such thirty (30)-day period, then SpinCo shall thereafter be free to consummate the Proposed Sale to such Third Party without RemainCo’s involvement, on terms and conditions that are not materially more favorable to such Third Party than those offered to RemainCo in the SpinCo Sale Notice; provided, however, that if within one hundred and eighty (180) days after RemainCo’s rejection or deemed rejection of any SpinCo Sale Notice in accordance with the terms hereof, SpinCo shall not have consummated such Proposed Sale, or the terms of such Proposed Sale have changed in any material respect, then such Proposed Sale shall once again be subject to the rights of RemainCo set forth in this Section 9.1.  Notwithstanding the foregoing in this Section 9.1, SpinCo shall not be required to comply with the terms of this Section 9.1 with respect to any Transfer, in one or a series of related transactions, of any Licensed Marks in connection with (i) an Acquisition of SpinCo by a Third Party or (ii) (A) a pledge or other grant, as collateral in connection with any indebtedness for borrowed money, a security interest in or lien on any or all of its rights in, to and under the Licensed IP or (B) an assignment, for securitization purposes, of any or all of SpinCo’s rights in, to and under the Licensed IP.

Section 9.2                                    Transfer of RCI.  In the event that RemainCo proposes to Transfer the RCI Business to a Third Party, the terms and condition set forth in the TRC License Agreement shall govern with respect to such Transfer.

Section 9.3                                    Transfer of WVRNA Business.  In the event that RemainCo proposes to Transfer the WVRNA Business to a Third Party, the terms and conditions set forth on Schedule L shall govern with respect to such Transfer.

Section 9.4                                    Acquisitions Involving SpinCo.  Subject to Section 9.1 and, during the Noncompetition Term, to Article III, (x) SpinCo may be Acquired by, and (y) SpinCo may Acquire, any Person or business; provided that no such Acquisition will relieve SpinCo of its obligations under this Agreement.

Section 9.5                                    Acquisitions Involving RemainCo.  RemainCo may be Acquired by, and RemainCo may Acquire, any Person or business, subject, in each case, to the following terms:

(a)                                 Hotel-Branded VO Business.

(i)                                     If RemainCo is Acquired by, or RemainCo Acquires, a Hotel- Branded VO Business, then during the Noncompetition Term, without limiting (and subject to) Article III, such Hotel-Branded VO Business must be operated as a Separate RemainCo Operation.

(ii)                                  If RemainCo is Acquired by, or RemainCo Acquires, a Hotel- Branded VO Business, then, after the Noncompetition Term, for the remainder of the Term, RemainCo shall not (A) Co-Locate any Licensed VO Product (or any VOI sales desk therefor) and any VO Product of such Hotel-Branded VO Business (or any VOI sales desk therefor); or (B) use any Rewards Data or Reservation Data for the benefit of, or otherwise in connection with the operation and marketing of, such Hotel-Branded VO Business.  RemainCo shall be permitted to market Licensed VO Products and VO Products of any such Hotel-Branded VO Business through RemainCo’s or through common Third Party distribution channels; provided that in such case any Gross VOI Sales of such Hotel-Branded VO Business shall be included in the Gross VOI Sales used to calculate the Gross Non- Affinity VOI Sales.  For clarity, in the event that RemainCo operates such Hotel- Branded VO Business as a Separate RemainCo Operation, the Gross VOI Sales of such Hotel-Branded VO Business shall not be included in the Gross VOI Sales used to calculate the Gross Non-Affinity VOI Sales.

(iii)                               For purposes of this Section 9.5(b), (A) “Separate RemainCo Operation” shall mean a VO Business that satisfies all of the following conditions: (I) neither such property or business, nor any VOI sales desk therefor, is (x) Co- Located with any Licensed VO Product (or any VOI sales desk therefor), or (y) directly exchangeable or interchangeable with Licensed VO Products (including through Exchange Programs owned or operated by or behalf of RemainCo); (II) it is sold through separate and distinct sales locations and personnel (other than common regional-level management personnel) from any Licensed VO Business, including separate Sales Facilities, and uses separate and distinct Member Service Center personnel; (III) it is operated and marketed without use of (or access to) any SpinCo Distribution Channels, any of the Licensed VO Marks or any other Wyndham Marks (or any key word, ad word, metatag or similar device that uses a Licensed VO Mark) or the Rewards Data or Reservation Data; and (IV) it is not marketed or otherwise presented to consumers as being operated in connection with any Licensed VO Business; and (B) “Co-Located” and “Co-Locate” shall mean (I) located within the same physical structure, (II) located within separate structures within the same resort or other project, or (III) physically connected through other means, such as shuttling or walking guests between properties.

(b)                                 Lodging Business.

(i)                                     If RemainCo is Acquired by a Lodging Business, then during the Noncompetition Term, without limiting (and subject to) Article III, RemainCo shall ensure that such Lodging Business is operated as a Separate RemainCo Operation.  For clarity, any Acquisition by RemainCo of a Lodging Business during the Noncompetition Term shall be subject to Section 3.2(b).

(ii)                                  If RemainCo is Acquired by, or RemainCo Acquires, a Lodging Business, then after the Noncompetition Term, for the remainder of the Term, RemainCo shall not (A) Co-Locate any Licensed VO Product (or any VOI check- in, reservations or sales desk therefor) and any Lodging Unit of such Lodging Business (or any check-in, reservations or sales desk therefor); or (B) operate or market such Lodging Business with the use of (or access to) the Wyndham Rewards Program or any Rewards Data or Reservation Data.  RemainCo shall be permitted to market Licensed VO Products and Lodging Units of any such Lodging Business through RemainCo’s or through common Third Party distribution channels.

(iii)                               For purposes of this Section 9.5(c), (A) “Separate RemainCo Operation” shall mean a Lodging Business that satisfies all of the following conditions: (I) it is not Co-Located with any Licensed VO Product (or any VOI sales desk therefor); (II) it is operated and marketed without use of (or access to) any SpinCo Distribution Channels or the Rewards Data or Reservation Data; and (III) it is not marketed or otherwise presented to consumers as being operated in connection with any Licensed VO Business; and (B) “Co-Located” and “Co- Locate” shall mean (I) located within the same physical structure or (II) located within separate structures within the same resort or other project.

(c)                                  Neither any Acquisition of any Person by RemainCo, nor any Acquisition of RemainCo by any Person, shall relieve RemainCo of its obligations under this Agreement.

ARTICLE X
OWNERSHIP, MAINTENANCE AND ENFORCEMENT OF LICENSED IP

Section 10.1                             Ownership of the Licensed IP.

(a)                                 RemainCo acknowledges that, as between SpinCo and RemainCo, the Licensed IP is and shall be solely owned by SpinCo, and that all use of the Licensed IP by RemainCo and its permitted sublicensees (including all goodwill arising therefrom) shall inure to the benefit of SpinCo.

(b)                                 During the Term, RemainCo shall not use or register any Trademark which is identical, or confusingly similar, to any Trademark (or any Derivation thereof) included in the Licensed Marks, and, further, RemainCo shall not challenge or assist any other Person in challenging the validity or enforceability of, or SpinCo’s ownership of or other rights in, the Licensed IP in any manner.

(c)                                  RemainCo hereby assigns, transfers and conveys to SpinCo any and all rights in Trademarks, equities, goodwill, titles or other rights in, to and under the Licensed IP that may have been or will be obtained by RemainCo or any of its authorized assigns or which may have vested or may vest in RemainCo or any of its authorized assigns as a result of its use of the Licensed IP or other activities under this Agreement, and RemainCo will, and shall cause its Affiliates to, at SpinCo’s cost and expense, execute any instruments reasonably requested by SpinCo to confirm the foregoing.  No consideration other than the mutual covenants and consideration of this Agreement shall be necessary for any such assignment, transfer or conveyance.

Section 10.2                             Prosecution of Licensed Marks.

(a)                                 Existing Applications.  SpinCo shall prosecute all applications for registration of any Trademarks included in the Licensed Marks, at SpinCo’s cost and expense; provided, however, that RemainCo shall reimburse SpinCo for all Third Party costs and expenses associated with the prosecution of any Licensed Marks that are primarily used in the RemainCo Field, in accordance with Section 11.5.  If SpinCo fails to timely prosecute any Licensed Marks (including as a result of a determination by SpinCo that such prosecution is not economically practicable), RemainCo shall have the right (but not the obligation), at its cost and expense and subject to good faith consultation with SpinCo, to prosecute such Licensed Marks, and SpinCo shall, at RemainCo’s cost and expense, provide all reasonable cooperation and assistance requested by RemainCo in connection therewith.  Notwithstanding the foregoing, SpinCo shall not be required to prosecute, and RemainCo shall have no right to prosecute, any application for a Licensed Mark if SpinCo reasonably determines such prosecution could reasonably be expected to result, directly or indirectly, in (i) the invalidity, unenforceability or voiding of, or other impairment to SpinCo’s rights in any such Licensed Mark or any other Trademarks owned or controlled by SpinCo (including any injury to the goodwill associated therewith) or (ii) the loss or other impairment of SpinCo’s ability to apply for or obtain any registration for any such Licensed Marks or any other Trademarks owned or controlled by SpinCo.

(b)                                 New Applications.

(i)                                     RemainCo may, from time to time, request in writing that SpinCo file an application to register any Licensed Mark for which a registration does not currently exist (each, a “RemainCo-Requested Application”).  Within thirty (30) days of receipt of a request by RemainCo for a RemainCo-Requested Application, SpinCo shall file and prosecute such RemainCo-Requested Application, provided, however, that if SpinCo believes the filing of such application (or the issuance of any registration that results therefrom) reasonably could be expected to result, directly or indirectly, in (A) the invalidity, unenforceability or voiding of, or other impairment to, SpinCo’s rights in any Licensed Marks, or any other Trademarks owned or controlled by SpinCo (including any injury to the goodwill associated therewith) or (B) the loss or other impairment of SpinCo’s ability to apply for or obtain any registration for any Licensed Marks or any other Trademarks owned or controlled by SpinCo, SpinCo shall notify RemainCo in writing of such belief (a “RemainCo-Requested Application Response”).  Upon RemainCo’s receipt of the RemainCo-Requested Application Response, the Parties shall cooperate in good faith to address SpinCo’s concerns.  If SpinCo’s concerns are unable to be addressed, as reasonably determined by SpinCo, SpinCo shall not be required to file or prosecute such RemainCo-Requested Application.  SpinCo shall control the prosecution of any RemainCo-Requested Application, and RemainCo shall reimburse SpinCo for all Third Party costs and expenses associated with any RemainCo-Requested Applications, and SpinCo shall invoice RemainCo for such costs and expenses in accordance with Section 11.5.

(ii)                                  If, during the Term, SpinCo or any of its Affiliates files new applications for registration of any Trademarks included in the Licensed Marks for use in the RemainCo Field (including any RemainCo-Requested Application), such applications, and any registration issuing therefrom, shall automatically be deemed to be included in the Licensed Marks, without the need for any further documentation or other action by any Party.

Section 10.3                             Maintenance of Licensed Marks.  SpinCo shall maintain all registrations for the Licensed Marks (except where any Licensed Mark is unable to be maintained under applicable Law), at SpinCo’s cost and expense.  Notwithstanding the foregoing, SpinCo shall not be required to maintain any registration of any Licensed Mark if SpinCo reasonably determines such maintenance is not economically practicable; provided that any determination by SpinCo that maintenance of a Licensed Mark is not economically practicable shall be without regard to which Party primarily uses such Licensed Mark.  If SpinCo intends to abandon or permit to lapse any registration for a Licensed Mark, SpinCo shall give RemainCo reasonable advance notice thereof, and RemainCo shall have the right (but not the obligation), at its sole cost and expense and subject to good faith consultation with SpinCo, to maintain such Licensed Marks, and SpinCo shall, at RemainCo’s cost and expense, provide all reasonable cooperation and assistance requested by RemainCo in connection therewith.

Section 10.4                             Enforcement of Licensed Marks.  Each Party shall promptly notify the other Party of any known, actual, suspected, or threatened infringement or other violation of the Licensed Marks that could reasonably be expected to be material; provided, however, that, with respect to SpinCo, this obligation shall be limited to any such known, actual, suspected or threatened infringement or other violation of the Licensed Marks in the RemainCo Field.  SpinCo shall have the initial right, but not the obligation, to enforce or threaten to enforce the Licensed Marks against any party, and to assert or threaten to assert any of the Licensed Marks as a counterclaim against any Third Party in any Action brought or threatened by such Third Party, in each case, at SpinCo’s cost and expense, and RemainCo shall, at SpinCo’s cost and expense, provide all reasonable cooperation and assistance requested by SpinCo in connection therewith.  SpinCo shall retain all recoveries in an enforcement proceeding it initiates.  If SpinCo intends not to enforce any Licensed Mark, SpinCo shall give RemainCo reasonable advance notice thereof, and RemainCo shall have the right (but not the obligation), in its own name and at its sole cost and expense, and subject to good faith consultation with SpinCo, to enforce such Licensed Marks, and SpinCo shall, at RemainCo’s cost and expense, provide all reasonable cooperation and assistance requested by RemainCo in connection therewith.  RemainCo shall retain all recoveries in an enforcement proceeding it initiates.  Notwithstanding the foregoing, SpinCo shall not be required to enforce or threaten to enforce, and RemainCo shall have no right to enforce, any Licensed Marks if SpinCo reasonably determines such enforcement could reasonably be expected to result, directly or indirectly, in (i) the invalidity, unenforceability or voiding of, or other material impairment to SpinCo’s rights in any such Licensed Mark or any other Trademarks owned or controlled by SpinCo (including any injury to the goodwill associated therewith) or (ii) the loss or other material impairment of SpinCo’s ability to apply for or obtain any registration for any such Licensed Marks or any other Trademarks owned or controlled by SpinCo.

Section 10.5                             Composite Marks.  Notwithstanding anything set forth in this Article X, the terms and conditions set forth on Schedule K shall govern with respect to the ownership, prosecution, maintenance and enforcement of any Trademark that includes any Licensed Mark together with a Trademark owned by RemainCo (or in which RemainCo desires to acquire ownership through use or registration) (a “Composite Mark”).

ARTICLE XI
ROYALTY; PAYMENTS

Section 11.1                             Royalty.  In exchange for the licenses and rights granted hereunder, subject to adjustment in accordance with Section 11.2, RemainCo (or its designated Affiliate) shall pay to

SpinCo (or its designated Affiliate) a royalty, payable in accordance Section 11.5, in an amount equal to the sum of:

(a)                                 4.06% of Gross Non-Affinity VOI Sales; plus

(b)                                 the Affinity Royalty, if any; plus

(c)                                  one percent (1%) of Net VR Revenue.

Section 11.2                             Royalty Adjustment.  In the event the Marketing Services Agreement terminates pursuant to Section 8.03(c) thereof (and, for clarity, no other reason), as of the effectiveness of such termination, the royalty payable on all Gross Affinity VOI Sales and all Gross Non-Affinity VOI Sales shall be reduced to 3.5%.

Section 11.3                             Minimum Annual Royalty.  RemainCo acknowledges and agrees that, for the duration of the Initial Term, in no event shall the total annual Royalty payable to SpinCo (or its designated Affiliate) hereunder be less than the Minimum Annual Royalty.  If, at the end of any given calendar year, RemainCo has not paid Royalties equal to or greater than the Minimum Annual Royalty, RemainCo (or its designated Affiliate) shall pay SpinCo (or its designated Affiliate) the difference between the Minimum Annual Royalty and the amounts actually paid by RemainCo (or its designated Affiliate) for such calendar year (or portion thereof) (the “Minimum Annual Royalty Shortfall”), in accordance with Section 11.5.

Section 11.4                             Minimum Annual Royalty Adjustment.  The Parties acknowledge and agree that the Minimum Annual Royalty shall be reset to a lower amount, such amount to be mutually agreed by the Parties, in the event that (i) the Royalty payable to SpinCo hereunder is less than the Minimum Annual Royalty for two (2) consecutive calendar years and (ii) RemainCo’s board of directors determines in good faith that changes in the vacation ownership industry or changes in RemainCo’s position in the vacation ownership industry (excluding any changes by RemainCo primarily intended to reduce the Royalties paid to SpinCo during such two (2) year period (or any portion thereof)) have resulted in RemainCo being unlikely to generate Gross VOI Sales that meet the Minimum Annual Royalty.

Section 11.5                             Payments.  RemainCo (or its designated Affiliate) shall pay SpinCo (or its designated Affiliate) (i) the Royalty for Gross VOI Sales that accrue for each calendar month within forty-five (45) days of the end of such calendar month, (ii) with respect to the final calendar month, the Minimum Annual Royalty Shortfall (if any) within forty-five (45) days of the end of such calendar month and (iii) all other undisputed amounts payable to SpinCo hereunder within forty-five (45) days of receipt of an invoice from SpinCo for such amounts.  All amounts payable to SpinCo (or its designated Affiliate) shall be paid in U.S. dollars via a wire transfer (or other method reasonably designated by SpinCo) of immediately available funds, pursuant to SpinCo’s commercially reasonable instructions.  In connection with making any payments pursuant to subsections (i) and (ii) of this Section 11.5, RemainCo shall provide to SpinCo a report (a “Royalty Report”), together with any supporting documentation reasonably requested by SpinCo with respect to the calculation by RemainCo of the Royalty amount or the Minimum Annual Royalty Shortfall, as applicable.  In connection with making any payments pursuant to subsection (iii) of this Section 11.5, SpinCo shall provide to RemainCo any supporting documentation reasonably requested by RemainCo with respect to the amounts.

Section 11.6                             Interest on Late Payments.  If RemainCo does not make any payment due under this Agreement within fourteen (14) days after its due date, RemainCo shall pay interest from the due date until the date of payment compounded monthly, at the interest rate equal to the LIBOR Rate plus nine percent (9%).

Section 11.7                             Taxes.  RemainCo shall bear and be solely responsible for all taxes, duties and deductions (including any sales, value added, use, excise, gross receipts, income, goods and service taxes, stamp or other duties, fees, deductions, withholdings or other payments, and including penalties and interest as a result of failure to comply) (collectively, “Taxes”) levied on, deducted or withheld from, or assessed or imposed on any payments made by, RemainCo hereunder.  If SpinCo or its designee pays any such amounts due, then RemainCo must reimburse SpinCo therefor; provided that any such payment shall be net of credits or refunds available to SpinCo with respect to such amounts due.  RemainCo and SpinCo shall, with respect to any Tax described in this Section 11.7, cooperate in good faith to reduce such Tax (including the deduction or withholding of such Tax), and shall, to the extent permitted by applicable Law, provide forms, invoices or other documentation to one another that would reduce such Tax (including any deduction or withholding).

Section 11.8                             Letter of Credit.

(a)                                 If during the Term, (i) RemainCo were to suffer a downgrade to its senior debt credit rating to below B (as rated by Standard & Poor’s) or below B2 (as rated by Moody’s Investors Services, Inc.), (ii) RemainCo were to no longer have its debt securities rated by any nationally recognized credit rating agencies, (iii) RemainCo informs SpinCo that it (or any direct or indirect parent thereof) intends to file or commence any voluntary insolvency or bankruptcy proceeding or that it reasonably believes that any creditor or lender intends to commence any involuntary insolvency or bankruptcy proceeding or foreclose on any collateral with respect to RemainCo (or any direct or indirect parent thereof), (iv) RemainCo (or any direct or indirect parent thereof) retains any counsel to assist with any insolvency or bankruptcy proceeding or has begun utilizing any existing counsel to assist with any insolvency or bankruptcy proceeding, in each case with respect to RemainCo (or any direct or indirect parent thereof), or (v) RemainCo’s board of directors (or other governing body) (or the board of directors (or other governing body) of any direct or indirect parent thereof) has approved or authorized any decision to file or commence any insolvency or bankruptcy proceeding with respect to RemainCo (or any direct or indirect parent thereof), then, RemainCo shall promptly notify SpinCo of the occurrence of any such circumstances set forth in clauses (i) through (v) of this Section 11.8, as applicable, and upon the demand of SpinCo, RemainCo shall be required to post a letter of credit or similar security obligation reasonably acceptable to SpinCo in an amount equal to two (2) times an amount equal to the Royalty owed by RemainCo to SpinCo hereunder during the twelve (12)-month period ending on the date that RemainCo notifies SpinCo of the occurrence of any such circumstance set forth in clauses (i) through (v) of this Section 11.8, which shall include a pro-rata portion of the Minimum Annual Royalty owed with respect to such twelve (12)-month period, as applicable, in respect of its obligation to pay amounts due under this Article XI.  For the avoidance of doubt, the posting of such a letter of credit or similar security obligation shall in no event relieve RemainCo of its obligations under this Article XI, and shall not result in a cap on RemainCo’s liabilities with respect thereto or otherwise under this Agreement.

(b)                                 If, during the Term, RemainCo (i) fails, twice consecutively, to pay the Royalty amounts due under this Agreement in accordance with Section 11.5 or (ii) fails to pay the Minimum Annual Royalty Shortfall (excluding any instance where the shortfall in the total Royalties due to SpinCo do not exceed one million U.S. dollars ($1,000,000)), and each such failure is not cured within thirty (30) days following written notice from SpinCo, delivered after the due date for such payment, notifying RemainCo that such payment is overdue, SpinCo shall notify RemainCo thereof, and RemainCo shall have fifteen (15) days to cure such failure (or, in the case of (i) above, such second failure), failing which, upon the demand of SpinCo, RemainCo shall be required to post a letter of credit or similar security obligation reasonably acceptable to SpinCo in an amount equal to the greater of (x) the previous six (6) months of Royalties payable to SpinCo and (y) one-half (1/2) of the Minimum Annual Royalty, and SpinCo shall be entitled to draw from such letter of credit or similar security obligation for all future past-due amounts.  In the event such letter of credit or similar security obligation is exhausted, RemainCo shall be required to replenish such letter of credit or similar security obligation, in an amount equal to the greater of (x) the previous six (6) months of Royalties payable to SpinCo and (y) one-half (1/2) of the Minimum Annual Royalty.  If RemainCo fails to replenish such letter of credit or similar security obligation, and RemainCo (A) fails again, twice consecutively, to pay amounts due under this Agreement or (B) fails to pay the Minimum Annual Royalty Shortfall (excluding any instance where the shortfall in the total Royalties due to SpinCo do not exceed one million U.S. dollars ($1,000,000)), and each such failure is not cured within thirty (30) days following written notice from SpinCo, delivered after the due date for such payment, notifying RemainCo that such payment is overdue, SpinCo may terminate this Agreement, upon written notice to RemainCo.  For the avoidance of doubt, the posting of such a letter of credit or similar security obligation shall in no event relieve RemainCo of its obligations under this Article XI, and shall not result in a cap on RemainCo’s liabilities with respect thereto or otherwise under this Agreement.

ARTICLE XII
ACCOUNTING AND REPORTS

Section 12.1                             Maintenance of Records.  RemainCo shall, at its expense, maintain and preserve for at least five (5) years after their creation or generation (or such longer period of time required by applicable Law or RemainCo’s internal policies with respect thereto) complete and accurate books, records and accounts of any VO Business operated by RemainCo and the VR Business operated by RemainCo under or using any of the Licensed VR Marks, in accordance with GAAP and all applicable Law.

Section 12.2                             Audit.

(a)                                 During the Term and for three (3) years thereafter, SpinCo shall have the right, at any time (but not more than once per calendar year, unless an audit reveals an understatement in such year), upon reasonable advance notice to RemainCo, to have an independent third party examine all books, records and accounts of RemainCo for the five (5) years preceding such examination that relate to the calculation of the Royalty or the Minimum Annual Royalty Shortfall (if any), and other amounts payable under this Agreement where the calculation of such amount depends on information provided by RemainCo, and copy such information that is reasonably necessary for, and relevant to, such audit.  RemainCo shall provide such other assistance as may be reasonably requested by such independent third party related to such audit.

(b)                                 If an examination or audit reveals that RemainCo has made underpayments to SpinCo, RemainCo (or its designee) shall promptly pay to SpinCo (or its designee) upon demand the amount underpaid plus interest, which shall be calculated and accrue as described in Section 11.6.  If RemainCo, in good faith, disputes that there was an underpayment, the Parties shall review the books and records in a cooperative manner in an attempt to resolve any discrepancy.

(c)                                  If an examination or audit reveals that RemainCo has made overpayments to SpinCo, SpinCo (or its designee) shall promptly pay to RemainCo (or its designee) upon demand the amount overpaid or RemainCo may, at its option, deduct such amount from future Royalty payments made pursuant to Section 11.5, noting such offset in the accompanying Royalty Report.  If SpinCo does not pay RemainCo such overpaid amount within forty-five (45) days after receiving documentation evidencing such overpayment reasonably requested by SpinCo, SpinCo shall pay interest on such overpaid amount, which shall be calculated and accrue as described in Section 11.6.

ARTICLE XIII
REPRESENTATIONS AND WARRANTIES

Section 13.1                             Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY, OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE) WITH RESPECT TO THIS AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH HEREIN, REMAINCO ACKNOWLEDGES THAT EACH LICENSE GRANTED IN THIS AGREEMENT AND THE RIGHTS UNDER THE LICENSED IP ARE PROVIDED “AS IS”.

Section 13.2                             Representations and Warranties of RemainCo.  RemainCo hereby represents and warrants that:

(a)                                 it is a corporation duly organized, validly existing and in good standing under the Laws of Delaware;

(b)                                 it has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

(c)                                  the execution and delivery by RemainCo of this Agreement has been duly authorized and approved by all requisite corporate action; and

(d)                                 this Agreement has been duly executed and delivered by RemainCo and constitutes the legal, valid and binding obligations of RemainCo, assuming due execution of this Agreement by the SpinCo Licensors, enforceable against RemainCo in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

Section 13.3                             Representations and Warranties of SpinCo.  Each SpinCo Licensor hereby represents and warrants that:

(a)                                 it is a corporation, limited liability company or private limited company, as applicable, organized, validly existing and in good standing under the Laws of jurisdiction specified in the preamble to this Agreement;

(b)                                 it has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby;

(c)                                  the execution and delivery by such SpinCo Licensor of this Agreement has been duly authorized and approved by all requisite corporate, limited liability company or private limited company action; and

(d)                                 this Agreement has been duly executed and delivered by such SpinCo Licensor and constitutes the legal, valid and binding obligations of such SpinCo Licensor, assuming due execution of this Agreement by RemainCo, enforceable against such SpinCo Licensor in accordance with its respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

ARTICLE XIV
INDEMNIFICATION; LIMITATIONS OF LIABILITY

Section 14.1                             Indemnification for Third Party Claims.

(a)                                 RemainCo agrees to indemnify, defend and hold harmless SpinCo and its Affiliates, and their respective Related Parties from and against any and all losses, costs, liabilities, damages, judgments, settlements, fees, claims, taxes, demands and expenses (including commercially reasonable attorneys’ fees and costs of suit) (“Losses”) arising from Third Party claims (i) based upon RemainCo’s use of the Licensed IP, but excluding any claims for which SpinCo is required to indemnify RemainCo under Section 14.1(b) and (ii) alleging that RemainCo’s use of any High-Risk Trademarks infringes or otherwise violates the Intellectual Property rights of any Third Party.

(b)                                 SpinCo agrees to indemnify, defend and hold harmless RemainCo and its Affiliates, and their respective Related Parties from and against any and all Losses arising from Third Party claims alleging that RemainCo’s use of the Licensed IP (but excluding any High-Risk Trademarks) in accordance with the terms of this Agreement infringes or otherwise violates the Intellectual Property rights of any Third Party.  For clarity, neither SpinCo nor any other SpinCo Licensor shall be obligated to indemnify RemainCo for any claims alleging that RemainCo’s use of any High-Risk Trademarks infringes or otherwise violates the Intellectual Property rights of any Third Party.

Section 14.2                             Disclaimer of Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT IN THE CASE OF (I) A PARTY’S INTENTIONAL BREACH OR REPUDIATION OF THIS AGREEMENT OR (II) ANY SPINCO LICENSOR’S REJECTION OF THIS AGREEMENT PURSUANT TO SECTION 365 OF THE BANKRUPTCY CODE OR ANY FOREIGN EQUIVALENT, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL ANY PARTY (OR ANY OF ITS RELATED PARTIES) BE LIABLE TO ANY OTHER PARTY (OR ANY OF ITS RELATED PARTIES) IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES OR ANY LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS RELATED PARTIES, ANY AND ALL CLAIMS FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL OR LOSS OF BUSINESS WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE; PROVIDED THAT THIS Section 14.2 SHALL NOT PREVENT A PARTY FROM RECOVERING IN RESPECT OF ANY DAMAGES AS MAY BE RECOVERABLE BY A THIRD PARTY PURSUANT TO A CLAIM BY SUCH THIRD PARTY.

Section 14.3                             Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees.

ARTICLE XV
INSURANCE

During the Term and, except as otherwise set forth on Schedule J, for a period of two (2) years thereafter, RemainCo shall maintain insurance to support its obligations under this Agreement.  This insurance shall include those policies and coverage amounts set forth on Schedule J (as may be amended from time to time by mutual agreement of the Parties to account for changes in industry standards with respect to the policies and coverage amounts customary for an agreement of this nature).  In addition, without limiting any of RemainCo’s obligations under Schedule J, RemainCo shall provide SpinCo with an annual certificate evidencing the existence of this insurance coverage upon the execution of this Agreement and within ten (10) Business Days of each anniversary thereafter, and shall provide for a minimum of thirty (30) days’ notice of cancellation or any material change with regard to the policy.

ARTICLE XVI
TERM

Section 16.1                             Initial Term.  Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Effective Date and shall continue until and expire one hundred (100) years from the Effective Date (the “Initial Term”).

Section 16.2                             Tail Period.  Upon expiration of the Initial Term, RemainCo shall have the option, but not the obligation, upon at least twelve (12) months’ written notice to SpinCo prior to the expiration of the Initial Term, to renew this Agreement for an additional term of thirty (30)

years (the “Tail Period”, and together with the Initial Term, the “Term”).  During the Tail Period, all rights and licenses granted to RemainCo under Article I shall remain in full force and effect; provided, however, that the rights and licenses granted in Section 1.1(a)(i) with respect to the use of the Licensed IP in the RemainCo Core Field and in Section 1.1(b) with respect to use of the Licensed VR IP in the operation of any VR Business in the Exclusive VR Territory shall become non-exclusive and, for clarity, Article I shall be of no further force or effect.  All other applicable terms and conditions of this Agreement shall remain in force and effect during the Tail Period, including RemainCo’s obligation to pay the Royalty.

ARTICLE XVII
DEFAULT AND TERMINATION

Section 17.1                             Deflagging.

(a)                                 In the event any Licensed VO Product is operated in a manner that does not comply, in all material respects, with Section 6.1, SpinCo may issue a written notice of breach to RemainCo with respect to such Licensed VO Product.  If RemainCo fails to cure such breach, or enter into a remediation arrangement with SpinCo containing terms reasonably acceptable to SpinCo within twenty-one (21) days following receipt of such notice from SpinCo, or fails to improve the performance of such Licensed VO Product in accordance with such remediation arrangement, SpinCo shall issue another written notice of breach to RemainCo with respect to such Licensed VO Product, and the right of RemainCo to use the Licensed Marks in connection with such Licensed VO Product shall immediately cease with respect to such Licensed VO Product (such property, a “Deflagged Licensed VO Product”).  Except as set forth in Section 17.2(b) or Section 17.2(c), the rights and remedies of SpinCo set forth in this Section 17.1(a) shall be SpinCo’s sole and exclusive remedy with respect to the failure of any Licensed VO Product to comply with Section 6.1 of this Agreement.

(b)                                 In the event any Licensed VR Property is operated in a manner that does not comply, in all material respects, with Section 6.2, SpinCo may issue a written notice of breach to RemainCo with respect to such Licensed VR Property.  If RemainCo fails to cure such breach, or enter into a remediation arrangement with SpinCo containing terms reasonably acceptable to SpinCo within twenty-one (21) days following receipt of such notice from SpinCo, or fails to improve the performance of such Licensed VR Property in accordance with such remediation arrangement, SpinCo shall issue another written notice of breach to RemainCo with respect to such Licensed VR Property, and the right of RemainCo to use the Licensed Marks in connection with such Licensed VR Property shall immediately cease with respect to such Licensed VR Property (such property, a “Deflagged Licensed VR Property”).  Except as set forth in Section 17.2(b) or Section 17.2(c), the rights and remedies of SpinCo set forth in this Section 17.1(b) shall be SpinCo’s sole and exclusive remedy with respect to any failure of any Licensed VR Property to comply with Section 6.2 of this Agreement.

(c)                                  In the event any Licensed VO Product or Licensed VR Property becomes a Deflagged Licensed VO Product or Deflagged Licensed VR Property in accordance with this Section 17.1, RemainCo shall have the continuing right, for a period of up to six (6) months, to continue to use the Licensed VO IP or the Licensed VR IP, as applicable, in accordance with the terms of this Agreement; provided, however, that RemainCo shall remove all indoor and outdoor signage on or inside such Deflagged Licensed VO Product or Licensed VR Property, as applicable, within ten (10) Business Days following such deflagging.

Section 17.2                             SpinCo Termination.

(a)                                 SpinCo may terminate this Agreement in accordance with Section 11.8(b).

(b)                                 In the event RemainCo materially breaches Article VI of this Agreement on three (3) or more separate occasions within any twelve (12) month period, and each such material breach is not remedied in all material respects within thirty (30) days after written notice of such breach is received by RemainCo from SpinCo describing such failure in reasonable detail (which notice shall be sent by SpinCo within thirty (30) days of the date on which SpinCo learns of such breach), SpinCo shall have the right to terminate this Agreement upon written notice to RemainCo; provided, however, that (i) with respect to a breach that cannot reasonably be cured within such period, RemainCo shall establish a remediation plan for curing such breach that is reasonably acceptable to SpinCo and, if RemainCo has meaningfully commenced to cure the breach within the thirty (30) day period pursuant to such remediation plan and diligently and continuously continues to prosecute such cure, such cure period shall be extended for an additional thirty (30) days (for a total of sixty (60) days), and (ii) with respect to a breach that, by its nature, is not capable of being cured through the use of RemainCo’s commercially reasonable efforts, if RemainCo, considering SpinCo’s recommendations in good faith, diligently and promptly takes measures to mitigate any damage caused (or that will be caused) by such breach and to prevent such breach (and any similar breach) from reoccurring, such breach shall not be considered in determining the number of breaches occurring in any given twelve (12)-month period.

(c)                                  In the event RemainCo materially breaches Article VI of this Agreement, and the impact of such breach has had or will have a material adverse effect on the goodwill associated with the Licensed Marks, taken as a whole, and such breach is not remedied in all material respects within thirty (30) days after written notice of such breach is received by RemainCo from SpinCo describing such failure in reasonable detail (which notice shall be sent by SpinCo within thirty (30) days of the date on which SpinCo learns of such breach), SpinCo shall have the right to terminate this Agreement upon written notice to RemainCo; provided, however, that (i) with respect to a breach that cannot reasonably be cured within such period, RemainCo shall establish a remediation plan for curing such breach that is reasonably acceptable to SpinCo and, if RemainCo has meaningfully commenced to cure the breach and/or default within the thirty (30) day cure period pursuant to such remediation plan and diligently and continuously continues to prosecute such cure, such cure period shall be extended for an additional ninety (90) days (for a total of one hundred and twenty (120) days) and (ii) with respect to a breach that, by its nature, is not capable of being cured through the use of RemainCo’s commercially reasonable efforts, if RemainCo, considering SpinCo’s recommendations in good faith, diligently and promptly takes measures to mitigate any damage caused (or that will be caused) by such breach and prevent such breach (and any similar breach) from reoccurring, SpinCo shall have no right to terminate this Agreement.

(d)                                 In the event RemainCo materially breaches its obligations under Article III, and such breach is not remedied in all material respects within twelve (12) months after written notice of such breach is received by RemainCo from SpinCo, SpinCo shall have the right to terminate this Agreement upon written notice to SpinCo; provided, however, that during such twelve (12) month cure period, SpinCo has reasonably sought all other rights and remedies it may have at Law or in equity with respect to such breach.

Section 17.3                             RemainCo Termination.

(a)                                 In the event SpinCo materially breaches Section 2.1(a) of this Agreement, and such breach is not remedied in all material respects within six (6) months after written notice of such breach is received by SpinCo from RemainCo, RemainCo shall have the right to terminate this Agreement upon written notice to SpinCo; provided, however, that during such six (6) month cure period, RemainCo has reasonably sought all other rights and remedies it may have at Law or in equity with respect to such breach.

(b)                                 In the event SpinCo materially breaches its obligations under Article III, and such breach is not remedied in all material respects within twelve (12) months after written notice of such breach is received by SpinCo from RemainCo, RemainCo shall have the right to terminate this Agreement upon written notice to SpinCo; provided, however, that during such twelve (12) month cure period, RemainCo has reasonably sought all other rights and remedies it may have at Law or in equity with respect to such breach.

(c)                                  In the event SpinCo enters into and consummates an agreement for the Transfer of any Licensed Marks to a Third Party, has not complied with Section 9.1 of this Agreement and fails to cure such breach within fifteen (15) days written notice thereof from RemainCo, RemainCo shall have the right to terminate this Agreement upon written notice to SpinCo.

Section 17.4                             No Other Rights to Terminate.  The Parties acknowledge and agree that, except as expressly set forth in Section 11.8(b), Section 17.2 and Section 17.3, this Agreement may not be terminated by any Party.

Section 17.5                             Effect of Termination.

(a)                                 In the event of the expiration or earlier termination of this Agreement:

(i)                                     except in the case of a termination by RemainCo pursuant to Section 17.3, all Royalties payable to SpinCo during the Initial Term (or if such termination occurs during the Tail Period, the Tail Period) shall automatically become due, and RemainCo shall promptly pay all Royalties due to SpinCo in respect of the remainder of the Initial Term or Tail Period, as applicable; provided, however, that the Minimum Annual Royalty shall not apply after the termination of this Agreement.

(ii)                                  In the event of the expiration or earlier termination of this Agreement, except for the wind-down rights granted pursuant to Section 17.5(c), RemainCo shall promptly cease all use of the Licensed IP, including by (A) ceasing to create new advertising, marketing and promotional materials in any form or media that contain the Licensed Marks; (B) ceasing all use of SpinCo Confidential Information; (C) deleting all uses of the Licensed Marks from all websites and

Social Media Assets in RemainCo’s possession or under RemainCo’s control; (D) filing to change all Corporate Names that contain any Licensed Marks; (E) ceasing using all other Licensed IP; (F) ceasing using all business cards, stationery, brochures, portable signage and all other printed matter and collateral that is visible to the public and bears the Licensed Marks; and (G) removing the Licensed Marks from, or obscuring the Licensed Marks on, all outdoor signage.

(iii)                               In the event of the expiration or earlier termination of this Agreement for any reason, RemainCo shall at SpinCo’s cost and expense transfer to SpinCo all Internet domain names registered to, or otherwise controlled by, RemainCo or any of its Affiliates that incorporate any of the Licensed Marks (or any Derivations thereof) in any Internet domain name.

(b)                                 Notwithstanding the foregoing, upon expiration or earlier termination of this Agreement, RemainCo shall have the continuing right on a non-exclusive basis, for a period of (i) up to six (6) months, in the event of any termination by SpinCo pursuant to Section 17.2 and (ii) up to nine (9) months, in the event of any other termination or the expiration of this Agreement, to continue to use the Licensed IP in accordance with the terms of this Agreement.

(c)                                  No termination right of, or the exercise of any such right by, the Parties hereunder shall limit the rights or remedies that any Party may have at Law or in equity.

Section 17.6                             Survival.  Any provision of this Agreement that expressly contemplates performance or observance subsequent to any termination or expiration of this Agreement, including Sections 1.3, 4.5, 10.1(a), 10.1(c), 11.5, 11.6, 11.7 and 17.5, and Articles 12, 13, 14, 15, 18, 19 and 20, shall survive expiration or termination of this Agreement for any reason.

ARTICLE XVIII
CONFIDENTIALITY

Section 18.1                             Confidentiality.  Notwithstanding any termination of this Agreement, for a period of five (5) years from the expiration or earlier termination of this Agreement (or, in the case of trade secrets, until such trade secrets no longer constitute trade secrets under applicable Law), Receiving Party shall hold, and shall cause its Related Parties to hold, in strict confidence, and not to disclose or release or use, without the prior written consent of Disclosing Party, any and all Confidential Information concerning Disclosing Party.  Receiving Party may only use Confidential Information of Disclosing Party solely to exercise its rights and fulfill its obligations hereunder.  Receiving Party agrees that it shall not disclose Confidential Information to any Third Party without the prior written consent of Disclosing Party, except as set forth in Section 18.2 or as otherwise expressly permitted under this Agreement.

Section 18.2                             Permitted Disclosures.

(a)                                 Receiving Party may disclose Confidential Information between and among its Affiliates and Related Parties, to the extent necessary to exercise its rights and fulfill its obligations hereunder.

(b)                                 Receiving Party may disclose Confidential Information (i) if Receiving Party is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of applicable Law or stock exchange rule, (ii) as required in connection with any legal or other proceeding by Receiving Party against Disclosing Party (or vice versa), and (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clauses (i) or (ii) above, Receiving Party shall promptly notify Disclosing Party of the existence of such request or demand and shall provide Disclosing Party a reasonable opportunity to seek an appropriate protective order or other remedy, which Receiving Party will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, Receiving Party shall furnish only that portion of the Confidential Information that is legally required to be disclosed and shall use commercially reasonable steps to ensure that confidential treatment is accorded such information.

Section 18.3                             Return of Confidential Information.  Upon the expiration or other termination of this Agreement, or at any other time upon the written request of Disclosing Party, Receiving Party shall promptly return to Disclosing Party or, at Disclosing Party’s request, destroy all Confidential Information of Disclosing Party in Receiving Party’s possession or control, together with all copies, summaries and analyses thereof, regardless of the format in which such Confidential Information exists or is stored.  In the case of destruction, upon Disclosing Party’s request, Receiving Party shall promptly send a written certification that destruction has been accomplished to Disclosing Party.  Notwithstanding the foregoing, however, Receiving Party is entitled to retain one copy of such Confidential Information for the sole purpose of complying with its obligations under applicable Law or this Agreement or to the extent necessary to exercise its rights under Section 17.5(c).  With regard to Confidential Information stored electronically on backup tapes, servers or other electronic media, except to the extent required by applicable Law, the Parties agree to use commercially reasonable efforts to destroy such Confidential Information without undue expense or business interruption; provided, however that Confidential Information so stored is subject to the obligations of confidentiality and non-use contained in this Agreement for as long as it is stored.

ARTICLE XIX
GOVERNING LAW AND DISPUTE RESOLUTION

Section 19.1                             Dispute Resolution.

(a)                                 In the event of any dispute, controversy or claim arising out of or in connection with this Agreement (including its formation, interpretation, breach or termination, and whether contractual or non-contractual in nature) (a “Dispute”), the general counsels of the Parties shall seek to amicably resolve such Dispute for a period of thirty (30) days.  If the general counsels of the Parties are unable to resolve such Dispute within such thirty (30) days period, each Party may serve written notice of the Dispute on the other Party (a “Dispute Notice”), after which the chief executive officers of the Parties shall negotiate for a reasonable period of time following receipt of a Dispute Notice to seek to amicably resolve such Dispute; provided that such period shall not, unless otherwise agreed by the Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of a Dispute Notice.

(b)                                 In the event that the Parties are unable to resolve a Dispute in accordance with Section 19.1(a), a Party may request that such Dispute be finally settled by arbitration under the then-existing Commercial Rules of the American Arbitration Association (the “Rules”), except as such Rules may be modified by the terms hereof.  The seat of the arbitration shall be New York City, New York.  Within twenty (20) days of requesting that such Dispute be submitted to arbitration, each Party shall designate one (1) arbitrator, and the two (2) arbitrators so appointed shall jointly designate the third arbitrator.  The proceedings shall be conducted in the English language.  All matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to this Section 19.1 shall be treated as Confidential Information and shall be subject to Article XVIII of this Agreement.  Judgment upon any award rendered may be entered in any court having jurisdiction over the relevant Party or its assets.  The costs associated with arbitration shall be borne by the losing Party, or if no Party is readily ascertainable as the losing Party based on the arbitral award, borne by the Parties evenly or as the Parties may otherwise agree.  The receipt of a Dispute Notice associated with a specified Dispute pursuant to Section 19.1(a) shall toll the running of any applicable statute of limitations associated with the Dispute, until the Parties have jointly determined in writing that they are unable to resolve the Dispute, or the Dispute is resolved in accordance with this Section 19.1(b).

(c)                                  Neither Section 19.1(a) nor Section 19.1(a) shall prohibit a Party from seeking injunctive relief from any court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party where such relief is available under applicable Law.  The Parties acknowledge and agree that, in the event any Party seeks injunctive relief in the event of a breach or prospective breach of this Agreement, the prevailing Party shall be entitled to reimbursement from the non-prevailing party for commercially reasonable attorneys’ fees and costs incurred in connection with seeking such relief.

Section 19.2                             Governing Law.  THIS AGREEMENT (INCLUDING ANY ARBITRATION UNDERTAKEN IN ACCORDANCE WITH Section 19.1) SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ITS STATUTE OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OR OTHER RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

Section 19.3                             Consent to Jurisdiction.  Subject to the provisions of Section 19.1, each of the Parties irrevocably submits to the exclusive jurisdiction of any state or federal court located within New York County (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 19.1 or to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 19.3.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 19.4                             Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 19.4.

Section 19.5                             Continuity of Service Performance.  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article XIX with respect to all matters not subject to such dispute resolution.

ARTICLE XX
MISCELLANEOUS

Section 20.1                             Recordation.  Each Party acknowledges and agrees that the other Party may, with prior written notice to the other Party, record a short form of this Agreement in the form mutually agreed by the Parties with any applicable Governmental Entity as may be necessary or desirable, including, with respect to RemainCo, to record and perfect its rights hereunder under any applicable Law.

Section 20.2                             Complete Agreement; Construction.  This Agreement, including the Exhibits and Schedules, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  In the event of any inconsistency between this Agreement and any Schedule or Exhibit hereto, this Agreement shall prevail.

Section 20.3                             Counterparts.  This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

Section 20.4                             Relationship of the Parties.  Each Party hereby acknowledges that the Parties are separate entities, each of which has entered into this Agreement for independent business reasons.  The relationships of the Parties hereunder are those of independent contractors and nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties.  The Parties’ obligations and rights in connection with the subject matter hereof are solely as specifically set forth in this Agreement (including in any Schedule or Exhibit hereto), and each Party acknowledges and agrees that they owe no fiduciary or other duties or obligations to each other by virtue of any relationship created by this Agreement.

Section 20.5                             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 20.5):

(a)                                 To SpinCo:

Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, NJ 07054
Attn:                                                                    Office of the General Counsel
Facsimile:                                         973-753-6760

(b)                                 To RemainCo:

Wyndham Destinations, Inc.
6277 Sea Harbor Drive
Orlando, FL 32821
Attn:                                                                    Office of the General Counsel
Facsimile:                                         407-626-5222

Section 20.6                             Waivers.  The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 20.7                             Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 20.8                             Assignment; Financing.

(a)                                 Except as otherwise provided in this Agreement, RemainCo may not assign (including by operation of Law), or mortgage, pledge, encumber or grant a security interest in or lien against its rights under, this Agreement, in whole or in part, without the prior written consent of SpinCo, except that RemainCo may assign this Agreement in its entirety, with written notice to SpinCo, (i) to an Affiliate solely (A) as part of an internal reorganization or restructuring for tax, administrative or other similar purposes and (B) if such Affiliate is the ultimate parent entity of RemainCo or otherwise has the power to control the actions of all of RemainCo’s Affiliates receiving the benefit of this Agreement; or (ii) subject to Section 9.5, in connection with an Acquisition of RemainCo which involves either (A) a merger, consolidation or other similar transaction in which RemainCo is not the surviving entity or (B) a sale of all or substantially all of

RemainCo’s assets; provided, in each case, that such Affiliate, or the surviving entity of such merger, consolidation or other similar transaction or the transferee of such assets, as applicable, shall agree in writing, reasonably satisfactory to SpinCo, to be bound by the terms of this Agreement (including Article III) as if named as a “Party” hereto.

(b)                                 Except as otherwise provided in this Agreement, SpinCo may not assign this Agreement, in whole or in part, without the prior written consent of RemainCo, except that SpinCo may, subject to compliance with Section 9.1, assign (i) this Agreement in its entirety to any Person to whom all of the Licensed IP is Transferred; provided that (A) the transferee and the ultimate parent entity of such transferee must expressly agree in writing to be bound by the terms and conditions of this Agreement (including Article III), and (B) in no event may SpinCo assign its rights under Section 3.2(b) or Section 3.2(c) to such Person; and (ii) the relevant portion of this Agreement, in the event a portion of the Licensed IP is Transferred to any Person, provided that (A) the transferee and the ultimate parent entity of such transferee must expressly agree in writing to be bound by the terms and conditions of this Agreement applicable to such Licensed IP and the terms of Article III, and (B) in no event may SpinCo assign its rights under Section 3.2(b) or Section 3.2(c) to such Person.  Notwithstanding anything to the contrary set forth in this Agreement, no such assignment of this Agreement, or any or all of the Licensed IP, by SpinCo shall relieve SpinCo of its obligations under Article III for the duration of the Noncompetition Term.

(c)                                  Notwithstanding Section 20.8(a), in connection with any indebtedness for borrowed money, RemainCo may pledge, encumber or grant a security interest in or lien against, its rights under this Agreement, without SpinCo’s consent, in connection with the pledge of, or grant of a security interest in or lien upon, all or substantially all of the assets of RemainCo to which this Agreement relates; provided, that RemainCo shall use commercially reasonable efforts to provide SpinCo reasonable advance written notice thereof.

(d)                                 SpinCo may (i) pledge, encumber or otherwise grant, as collateral in connection with any indebtedness for borrowed money, a security interest in or lien against any or all of its rights in, to and under the Licensed IP or (ii) assign, for securitization purposes, any or all of its rights in, to and under the Licensed IP; provided, that in each case, (x) SpinCo must provide RemainCo reasonable advance notice of the pledge or other grant of any such security interest or lien, or any such assignment, and (y) without limiting any rights of RemainCo under applicable Law, any such security interest or lien is pledged or otherwise granted, or such assignment is made, expressly subject to the licenses and other rights granted to RemainCo under this Agreement, including, for clarity, the rights granted to RemainCo under Section 9.1 of this Agreement.  In the event that SpinCo pledges or otherwise grants a security interest in or lien on, or assigns for securitization purposes, any or all of its rights in, to or under the Licensed IP pursuant to this Section 20.8(d) and SpinCo anticipates that it may default on such pledge, grant or assignment, SpinCo shall notify RemainCo of such anticipated default, and RemainCo shall reasonably cooperate with SpinCo, at SpinCo’s cost and expense, to avoid such anticipated default.  In the event that the Parties are unable to avoid such default and SpinCo defaults on any payment obligation, without limiting any other rights and remedies RemainCo may have at Law or in equity with respect to such default, RemainCo shall have the right to step in and cure such payment default on behalf of SpinCo and set-off such amount against any future Royalty or Minimum Annual

Royalty Shortfall payments due hereunder.  The mechanism and timing for any such set-off shall be agreed to by the Parties in good faith.

(e)                                  No assignment of this Agreement, in whole or in part, shall relieve any Party of the performance of any accrued obligation that such Party may have under this Agreement at the time of such assignment.  Any attempted assignment of, or mortgage, pledge, encumbrance or grant of a security interest in or lien against any rights under, this Agreement not in accordance with this Section 20.8 shall be null and void ab initio.

Section 20.9                             Affiliates.  Each of the Parties shall cause its controlled Affiliates to perform, and hereby guarantees its controlled Affiliates’ performance of, all actions, agreements and obligations set forth herein.  All references to “RemainCo” and “SpinCo” shall include their respective controlled Affiliates unless otherwise expressly set forth herein.

Section 20.10                      Third Party Beneficiaries.  Except as set forth in Section 14.1, this Agreement is solely for the benefit of the Parties (and, where applicable, their Affiliates) and shall not confer upon Third Parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 20.11                      Title and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 20.12                      Exhibits and Schedules.  The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 20.13                      Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 20.14                      Force Majeure.  No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 20.15                      Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 20.16                      Bankruptcy.

(a)                                 All rights and licenses granted to RemainCo under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of the Title 11 of the U.S. Code, as amended from time to time (the “Bankruptcy Code”), a license of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The Parties agree that RemainCo will retain and may fully exercise all of its respective rights and elections as a licensee of intellectual property under the Bankruptcy Code.  The Parties further agree and acknowledge that enforcement by RemainCo of any of its respective rights under Section 365(n) of the Bankruptcy Code in connection with this Agreement shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waive any right to object on such basis.  If any SpinCo Licensor commences a case under the Bankruptcy Code following the Effective Date or otherwise becomes the subject of a case under the Bankruptcy Code commenced following the Effective Date, voluntarily or involuntarily, in addition to and not in lieu of any other right or remedy RemainCo may have under this Agreement or Section 365(n) of the Bankruptcy Code, RemainCo shall have the right to obtain, and such SpinCo Licensor or any trustee for such SpinCo Licensor or its assets shall, at RemainCo’s written request to such SpinCo Licensor, deliver a copy of all embodiments held by such SpinCo Licensor of any Intellectual Property rights licensed to RemainCo under or pursuant to this Agreement, including such embodiments necessary for RemainCo to exercise its rights hereunder.  In addition, such SpinCo Licensor shall take all steps reasonably requested by RemainCo to perfect, exercise and enforce its rights hereunder, including filings in the U.S. Copyright Office, U.S. Patent and Trademark Office or other similar Governmental Entity, and under the Uniform Commercial Code.

(b)                                 To the extent any license of rights under or pursuant to this Agreement does not constitute a license to “intellectual property” as defined under Section 101 of the Bankruptcy Code, each SpinCo Licensor hereby acknowledges and agrees that: (i) this Agreement is a material inducement and RemainCo is relying on this Agreement in connection with its business; (ii) this Agreement gives such SpinCo Licensor sufficient control over the quality of the products and services offered by RemainCo under the Licensed Marks; (iii) the transactions contemplated by the SDA and this Agreement have been substantially performed, this Agreement does not contain any material, on-going obligations on RemainCo relevant to the standard governing executor contracts, and therefore, this Agreement is not an executory contract; (iv) such SpinCo Licensor (and any debtor-in-possession or trustee of the business of such SpinCo Licensor) cannot and shall not attempt to reject this Agreement pursuant to Section 365 of the Bankruptcy Code or any foreign equivalent; and (v) in the event such SpinCo Licensor (or any debtor-in-possession or trustee of the business of such SpinCo Licensor) does seek to reject this Agreement and in the event such relief is granted, (A) such rejection shall be treated merely as breach of the contract and not its avoidance, rescission, or termination, (B) such rejection does not terminate RemainCo’s right to use such license and has no effect upon the contract’s continued existence, (C) RemainCo may elect rights under Section 365(n) of the Bankruptcy Code or any foreign equivalent, and (D) RemainCo shall be entitled to seek other equitable treatment relating to such rejection.

Section 20.17                      Non-Circumvention.  No Party shall structure or enter into any transaction, or take any other action, designed to avoid, or for the purpose of avoiding, the intent of the Parties in entering into this Agreement.  To the extent any Party desires to structure or enter into any transaction, or take any other action (in each case, for bona fide tax or other purposes, and which is not designed or intended to avoid the observance or performance of any of the terms of this Agreement), which would have a consequence under this Agreement that is contrary to the intent of the Parties in entering into this Agreement, then the Parties will reasonably cooperate and consider in good faith any amendments to or waivers of this Agreement to cause any such consequences to be consistent with the intended rights and obligations of the Parties under this Agreement (provided that no Party’s consent to any such amendment or waiver shall be unreasonably withheld).  By way of example only, in the event that a Party enters into a transaction where the economic effect of such transaction is that such Party is the Acquired Person, but the transaction structure is such that such Party legally under the terms of this Agreement would be deemed to be the Acquiring Person, then the preceding two sentences of this Section 20.17 would apply to such transaction.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WYNDHAM DESTINATIONS, INC.

By:	/s/ Michael Hug
Name:	Michael Hug
Title:	Executive Vice President

WYNDHAM HOTELS & RESORTS, INC.

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Chief Financial Officer

WYNDHAM HOTELS AND RESORTS, LLC

By:	/s/ Nicola Rossi
Name:	Nicola Rossi
Title:	Chief Accounting Officer

WYNDHAM HOTEL GROUP EUROPE LIMITED

By:	/s/ Janice Titchener
Name:	Janice Titchener
Title:	Director

WYNDHAM HOTEL GROUP HONG KONG CO. LIMITED

By:	/s/ Shin Siow
Name:	Shin Siow
Title:	Director

WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED

By:	/s/ Shin Siow
Name:	Shin Siow
Title:	Director

[Signature Page of License, Development and Noncompetition Agreement]

Schedule A

Definitions

As used in this Agreement, the following terms shall have the following meanings (and all other capitalized terms used but not defined herein shall have the meanings given to such terms in the SDA):

(1)                                 “Acquire”, including the correlative term “Acquisition”, shall mean, with respect to any Person, business or assets, to directly or indirectly acquire (whether in a single transaction or a series of related transactions) (a) all or substantially all of the assets or Equity Interests of such Person or business or (b) Control of such Person, business or assets.

(2)                                 “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.  It is expressly agreed that no Party shall be deemed to be an Affiliate of the other Party by reason of having one or more directors in common or having the same Chairman of the board of directors.

(3)                                 “Affinity Royalty” shall mean an amount equal to the percentage set forth on the table below of Gross Affinity VOI Sales.

Year	Percentage
2018	9.0%
2019	8.25%
2020	7.5%
2021	7.0%
2022	6.5%
2023-end of Term	6.0%

(4)                                 “Agreement” shall have the meaning set forth in the preamble.

(5)                                 “Ancillary VO Field” shall mean the operation of businesses in the travel and leisure field conducted by RemainCo as of the Effective Date in support of a VO Business (including providing travel agency and concierge services, creating and distributing publications, marketing excess VO Units to the general public for transient stays and developing, selling, marketing, managing, operating and financing condo hotels), excluding any VO Business.

Schedule A-1

(6)                                 “Ancillary VR Field” shall mean the operation of businesses in the travel and leisure field conducted by RemainCo as of the Effective Date in support of a VR Business (including providing travel agency and concierge services, providing procurement services and developing, selling, marketing, managing, operating and financing condo hotels), excluding any VR Business.

(7)                                 “Branding Committee” shall have the meaning set forth in Section 7.1.

(8)                                 “Caribbean” shall mean the following jurisdictions: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Bermuda, British Virgin Islands, Caribbean Netherlands, Cayman Islands, Cuba, Curaçao, Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, Montserrat, Puerto Rico, Saint Barthélemy, Saint Kitts and Nevis, Saint Lucia, Saint Maarten, Saint Martin, Saint Vincent and the Grenadines, Trinidad and Tobago, Turks and Caicos Islands and United States Virgin Islands.

(9)                                 “Compete”, including the correlative term “Competing,” shall mean: (a) to conduct or participate or engage in, or bid for or otherwise pursue a business (including by licensing Trademarks to a Person conducting or participating or engaging in such business), whether as a principal, sole proprietor, partner, stockholder or agent of, consultant to, licensor or franchisor to, or manager for, any Person or in any other capacity or (b) have any debt or equity ownership interest in or actively assist any Person or business that conducts or participates or engages in, or bids for or otherwise pursues a business (including by licensing Trademarks to a Person conducting or participating or engaging in such business), whether as a principal, sole proprietor, partner, stockholder or agent of, consultant to, licensor or franchisor to, or manager for, any Person or in any other capacity; provided, however, that holding solely as a passive investor no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any Person that is listed on any recognized stock exchange, the business of which Person would otherwise be Competing pursuant to clause (a) of this definition, shall not be deemed to be Competing.

(10)                          “Composite Mark” shall have the meaning set forth in Section 10.5.

(11)                          “Control”, including the correlative terms “Controlling” and “Controlled by”, shall mean the possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of Equity Interests, by contract or otherwise).

(12)                          “Corporate Name” shall mean corporate names, company names, business names, fictitious business names, company logos, tradenames and d/b/as.

(13)                          “CPI Adjustment” shall mean an adjustment to reflect increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84~100) (“CPI”) or the successor index that most closely approximates the CPI.  If the CPI shall be discontinued with no successor or comparable successor index, SpinCo and RemainCo shall mutually agree upon a substitute index or formula.

(14)                          “Derivation” shall mean, with respect to any Trademark, any derivation or variation, including any abbreviation, thereof.

(15)                          “Disclosing Party” shall mean a Party or any of its Affiliates or any Person acting on any of their behalves that discloses Confidential Information to a Receiving Party under this Agreement.

(16)                          “Dispute” shall have the meaning set forth in Section 19.1.

(17)                          “Equity Interests” of shall mean (a) capital stock, membership interests, partnership interests, or other equity interests, (b) any security or other interest convertible into or exchangeable or exercisable for any capital stock, membership interests, partnership interests, or other equity interests (whether at the time of issuance or upon the passage of time or the occurrence of some future event), or containing any profits participation features, (c) any warrant, option or other right (contingent or otherwise) to subscribe for or purchase any capital stock, membership interests, partnership interests, or other equity interests, or securities containing any profit participation features, or to subscribe for or purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, partnership interests, or other equity interests, or securities containing any profit participation features, or (d) any share or unit appreciation rights, phantom share or unit rights, contingent interest or other similar rights.

(18)                          “European Rentals Licensees” shall mean Hoseasons Holidays Limited, Novasol A/S and Vacation Rental, B.V.

(19)                          “European Rentals Licensors” shall mean WHG UK and WHR LLC.

(20)                          “European Rentals Trademark License” shall mean that certain Trade Mark License Agreement, dated May 15, 2018, between the European Rentals Licensors and the European Rentals Licensees.

(21)                          “Exchange Program” shall mean any method, arrangement, program or procedure for the voluntary exchange of the right to use, occupy or benefit from VO Units or VR Properties, including the associated facilities programs or services.

(22)                          “Exclusive European Rentals Territory” shall mean the following jurisdictions: Albania, Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Egypt, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Malta & Gozo, Montenegro, Morocco, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey and the United Kingdom.

(23)                          “Exclusive VO Marks” shall mean any Trademarks used exclusively by the Existing VO Business, including those set forth on Schedule E.

(24)                          “Exclusive VR Marks” shall mean any Trademarks used exclusively by the Existing VR Business, including those set forth on Schedule F.

(25)                          “Exclusive VR Territory” shall mean the U.S. (excluding all unincorporated territories thereof), Canada, Mexico, and the Caribbean.

(26)                          “Existing Third Party Affiliations” shall mean any uses by RemainCo, as of the Effective Date, of one or more of the Licensed Marks in connection with the Trademark of a

Third Party (including any SpinCo Competitor), including in connection with the Trademarks of those Third Parties set forth on Schedule H.

(27)                          “Existing VO Business” shall mean the VO Business, as conducted by Wyndham Vacation Ownership, Inc. and Wyndham Vacation Resorts Asia Pacific Pty Ltd and their applicable Subsidiaries immediately prior to the Effective Date.

(28)                          “Existing VR Business” shall mean the VR Business as conducted by WVRNA and its Subsidiaries immediately prior to the Effective Date.

(29)                          “Fair Market Value” shall mean the fair market value of any assets, securities or businesses as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as determined by an independent third party valuation firm mutually agreed upon by SpinCo and RemainCo.

(30)                          “GAAP” shall mean U.S. generally accepted accounting principles, as in effect from time to time.

(31)                          “Gross Affinity VOI Sales” shall mean Gross VOI Sales derived directly from (i) any SpinCo Distribution Channel, (ii) data provided by SpinCo to RemainCo pursuant to the Marketing Services Agreement (including SOW 3 (Customer Data) or any other SOW for the provision of such data) or (iii) the services provided by SpinCo to RemainCo under SOW 1 (Call Transfer), SOW 2 (Hotel Marketing) or SOW 4 (Marketing Services) of the Marketing Services Agreement, to be calculated on a basis consistent with internal past practice of RemainCo as of December 31, 2017.

(32)                          “Gross Non-Affinity VOI Sales” shall mean Gross VOI Sales that do not constitute Gross Affinity VOI Sales.

(33)                          “Gross VOI Sales” shall mean “Gross VOI Sales” of RemainCo, which shall accrue as reported in the non-GAAP reconciliation of Gross VOI Sales included in the tables to RemainCo’s quarterly earnings release, on a basis consistent with past practice of RemainCo as of December 31, 2017.  For clarity, Gross VOI Sales shall not include VO Trial Products.

(34)                          “High-Risk Trademark” shall mean (i) a Licensed Mark for which an application for registration filed by SpinCo after the Effective Date in a new jurisdiction is the subject of an outstanding rejection by the applicable Governmental Entity or an outstanding opposition or similar challenge by a Third Party or (ii) a new Derivation of a Licensed Mark for which an application for registration filed by SpinCo after the Effective Date is the subject of an outstanding rejection by the applicable Governmental Entity or an outstanding opposition or similar challenge filed by a Third Party.

(35)                          “HOA” shall mean any association, trust or other entity responsible for the operation, maintenance or governance of certain common property, including a community, condominium, timeshare, vacation ownership plan, shared use plan, club, exchange, resort or other common development plan, on behalf of owners, members or purchasers thereof, including the owners and members of VO Products, or in which such owners, members and purchasers have use rights, whether divided or undivided, including to developers and purchasers of VO Products.

(36)                          “Hotel-Branded VO Business” shall mean a VO Business that is operated using a SpinCo Competitor’s Trademark.

(37)                          “Initial Noncompetition Period” shall mean the period commencing on the Effective Date and continuing until the twenty-fifth (25th) anniversary of the Effective Date.

(38)                          “Initial Term” shall have the meaning set forth in Section 16.1.

(39)                          “LIBOR Rate” shall mean the London Interbank Offer Rate published in The Wall Street Journal on the date the applicable interest calculation period begins (or if not published on that date, on the next date published) that most closely matches the period between the date the applicable interest calculation period begins to the date the applicable interest calculation period ends (e.g.  if the interest rate period is three months long, the three-month LIBOR rate shall be chosen, etc.) and if such period is greater than one year, the one-year LIBOR rate shall be used.

(40)                          “Licensed Domain Names” shall have the meaning set forth in Section 1.1(e).

(41)                          “Licensed HOA” shall mean an HOA associated with a Licensed VO Product.

(42)                          “Licensed IP” shall mean the Licensed VO IP and the Licensed VR IP.

(43)                          “Licensed Marks” shall mean the Licensed VO Marks and the Licensed VR Marks.

(44)                          “Licensed VO Business” shall mean any VO Business operated by RemainCo under or using any Licensed VO Mark.

(45)                          “Licensed VO IP” shall mean the Licensed VO Marks and Licensed VO Other IP.

(46)                          “Licensed VO Marks” shall mean the Trademarks owned or controlled by SpinCo and (i) used or held for use in the Existing VO Business, including those Trademarks set forth on Schedule B, (ii) planned for use as of the Effective Date in the Existing VO Business, including those Trademarks set forth on Schedule B and (iii) agreed by the Parties after the Effective Date to be included as a Trademark licensed to RemainCo under this Agreement for use in the RemainCo Core Field or in the Ancillary VO Field.

(47)                          “Licensed VO Other IP” shall mean any proprietary systems, know-how, operating procedures, trade secrets and non-customer data used or held for use in the Existing VO Business.

(48)                          “Licensed VO Product” shall mean any VO Product marketed or sold by RemainCo under or using any Licensed VO Mark.

(49)                          “Licensed VR IP” shall mean the Licensed VR Marks and the Licensed VR Other IP.

(50)                          “Licensed VR Marks” shall mean the Trademarks owned or controlled by SpinCo and (i) used or held for use in the Existing VR Business, including those Trademarks set forth on Schedule C (ii) planned for use as of the Effective Date in the Existing VR Business, including those Trademarks set forth on Schedule C and (iii) agreed by the Parties after the Effective Date to be included as a Trademark licensed to RemainCo under this Agreement for use in the operation of a VR Business or in the Ancillary VR Field.

(51)                          “Licensed VR Other IP” shall mean any proprietary systems, know-how, operating procedures, trade secrets and non-customer data used or held for use in the Existing VR Business.

(52)                          “Licensed VR Property” shall mean any VR Property marketed by or on behalf of RemainCo under or using any Licensed VR Mark.

(53)                          “Licensed Wyndham Marks” shall mean any Wyndham Mark that is included in the Licensed Marks.

(54)                          “Lodging Business” shall mean (i) the business of developing, selling, marketing, promoting, constructing, owning, leasing, acquiring, financing, managing, and/or operating, or authorizing or otherwise licensing or franchising to other persons, the right to develop, sell, market, promote, construct, own, lease, acquire, finance, manage and/or operate, hotels, motels, hostels, resorts, corporate housing, serviced apartments, or other transient or extended stay lodging facilities, and related amenities, that, in each case, are not leased or sold to consumers as a VO Product (each, a “Lodging Unit”), or (ii) developing, selling, marketing and servicing loyalty programs (excluding VO Products) relating to Lodging Units.

(55)                          “Marketing Services Agreement” shall mean that certain Marketing Services Agreement, dated as of the Effective Date, between RemainCo and SpinCo, including, for clarity, all Statements of Work attached thereto (as may be amended by the parties thereto from time to time).

(56)                          “Member Service Center” shall mean a facility which provides owners of VO Products with off-site services with respect to their use and enjoyment of such products.

(57)                          “Minimum Annual Royalty” shall mean sixty-five million U.S. dollars ($65,000,000), such amount to be adjusted up or down by January 30 of each calendar year by a percentage that is the sum of CPI and one-half of U.S. GDP Growth Rate Per Year, as reported by the United States Bureau of Economic Analysis of the Department of Commerce; provided, that (i) for the partial calendar year commencing on the Effective Date and ending on December 31, 2018, the Minimum Annual Royalty shall mean thirty seven million nine hundred sixteen thousand U.S. dollars ($37,916,000) and (ii) for any partial calendar year resulting from the termination of this Agreement or expiration of the Initial Term, the Minimum Annual Royalty shall be pro-rated based on the number of days prior to the date of such termination or expiration; and provided, further, that the Minimum Annual Royalty shall at no time exceed sixty-five million U.S. dollars ($65,000,000).

(58)                          “Minimum Annual Royalty Shortfall” shall have the meaning set forth in Section 11.3.

(59)                          “Mixed-Use Project” shall mean a project that contains both one or more Lodging Business accommodation components and one or more VO Product accommodation components.

(60)                          “Net VR Revenue” shall mean RemainCo’s net revenues from its VR Business and operations in the Ancillary VR Field, calculated on a basis consistent with GAAP and past practice of RemainCo as of December 31, 2017.

(61)                          “Noncompetition Term” shall mean the Initial Noncompetition Period and, if extended pursuant to Section 3.3, the Extension Noncompetition Period.

(62)                          “Nonexclusive European Rentals Territory” shall mean the locations in Florida and the Caribbean where the European Rentals Licensees are permitted to use the Licensed VR Marks pursuant to the European Rentals License Agreement.

(63)                          “Prohibited Person” shall mean any Person listed on, or owned or Controlled by a Person listed on, any sanctions list of any Governmental Entity with jurisdiction over the Parties (including the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by an authorized sanctions authority), or a Person acting on behalf of such listed, owned, or Controlled Person.

(64)                          “RCI” shall mean RCI, LLC, a Delaware limited liability company.

(65)                          “RCI Business” shall mean the Exchange Programs operated by RCI and its Subsidiaries under the “RCI” Trademark, “The Registry Collection” Trademark, or such other Trademarks as may be adopted by RCI from time to time.

(66)                          “Receiving Party” shall mean a Party or any of its Affiliates or any Person acting on any of their behalves that receives Confidential Information from a Disclosing Party under this Agreement.

(67)                          “Related Parties” shall mean, with respect to a Party, its officers, directors, employees and any of its Affiliates, and their officers, directors or employees, shareholders, agents and other representatives, or any of the successors or assigns of any of the foregoing Persons.

(68)                          “RemainCo” shall have the meaning set forth in the preamble.

(69)                          “RemainCo Core Field” shall mean the operation of a VO Business.

(70)                          “RemainCo Field” shall mean (i) the RemainCo Core Field, (ii) the Ancillary VO Field, (iii) the operation of a VR Business, and (iv) the Ancillary VR Field.

(71)                          “RemainCo Partner” shall mean the Lodging Business of (i) Margaritaville Enterprises, LLC and its applicable Subsidiaries (or their successors in interest) operated under or using the “Jimmy Buffet’s Margaritaville” Trademark (or any Derivation thereof), (ii) Outrigger Enterprises Group and its applicable Subsidiaries (or their successors in interest) operated under the “Outrigger” Trademark (or any Derivation thereof), (iii) Caesars Entertainment Corporation and its applicable Subsidiaries (or their successors in interest) operated under the “Caesars”

Trademark (or any Derivation thereof), and (iv) any other Third Party that shall be approved through the Branding Committee to be a “RemainCo Partner” hereunder.

(72)                          “RemainCo’s Adjusted Projected Gross VOI Sales” shall mean two billion three hundred million U.S. dollars ($2,300,000,000) (which represents RemainCo’s 2018 projected Gross VOI Sales, calculated as of the Effective Date), as adjusted by the CPI Adjustment to reflect the value of such amount in calendar year 2042 dollars.

(73)                          “Reservation Data” shall have the meaning set forth in the Marketing Services Agreement.

(74)                          “Rewards Agreement” shall mean that certain Wyndham Rewards Participation Agreement, dated as of the Effective Date, between RemainCo and Wyndham Rewards, Inc. (as may be amended by the parties thereto from time to time).

(75)                          “Rewards Data” shall have the meaning set forth in the Marketing Services Agreement.

(76)                          “Royalty” or “Royalties” shall mean the amounts payable pursuant to Section 11.1; provided that, in the event the royalty payable by RemainCo hereunder is adjusted in accordance with Section 11.2, “Royalty” or “Royalties” shall mean the amount payable pursuant to Section 11.2, plus one percent (1%) of Net VR Revenue.

(77)                          “Royalty Report” shall have the meaning set forth in Section 11.5.

(78)                          “Sales Facilities” shall mean galleries, desks and other physical facilities from which VO Products are offered or sold to the public.

(79)                          “SEAPR Management Agreement” shall mean that certain binding term sheet for that certain SEAPR Management Agreement, entered into as of the Effective Date, between SpinCo, WHR, LLC and WHAP, on the one hand, and RemainCo and Wyndham Vacation Resorts Asia Pacific Pty Limited, on the other hand, until such time as the parties thereto execute the definitive SEAPR Management Agreement referred to therein, at which time the “SEAPR Management Agreement” shall mean such executed agreement (as may be amended by the parties thereto from time to time).

(80)                          “Social Media Assets” shall mean all accounts, profiles, registrations, usernames, keywords, tags, and other social media identifiers used in connection with any social media websites, channels, pages, groups, blogs and lists.

(81)                          “Soft Brand” shall mean, with respect to any property or group of properties, any Trademark that is used primarily as a Trademark that is secondary to the name under which such property or properties is operated.

(82)                          “SpinCo Brand” shall mean any Trademark owned or controlled by SpinCo, including any Wyndham Mark.

(83)                          “SpinCo Competitor” shall mean any Person who operates a Lodging Business, but excluding any RemainCo Partner.

(84)                          “SpinCo Core Field” shall mean the operation of a Lodging Business.

(85)                          “SpinCo Distribution Channel” shall mean any distribution channel operated by (or on behalf of) SpinCo, including the Wyndham Rewards Program and channels to which RemainCo has access pursuant to the Distribution Agreement between Wyndham Hotel Group, LLC and Extra Holidays, LLC, dated as of the Effective Date.

(86)                          “Tail Period” shall have the meaning set forth in Section 16.2.

(87)                          “Term” shall have the meaning set forth in Section 16.2.

(88)                          “Third Party” shall mean a Person that is neither a Party nor an Affiliate of a Party.

(89)                          “Trademark Usage Guidelines” shall mean the written guidelines for proper usage of the Licensed VO Marks and the Licensed VR Marks, in each case, in effect as of the Effective Date, as they may be modified in accordance with the terms of this Agreement.

(90)                          “Trademarks” shall mean all U.S. and non-U.S. trademarks, service marks, Corporate Names, logos, slogans, and other similar designations of source or origin, whether or not registered, together with the goodwill symbolized by any of the foregoing.

(91)                          “Transfer”, including the correlative term “Transferred”, shall mean to sell, convey, assign, exchange, pledge, encumber, grant a security interest in or lien against, or otherwise transfer or dispose of, directly or indirectly, voluntarily or involuntarily, absolutely or conditionally, in whole or in part, by operation of Law or otherwise; provided, that the grant of a license or similar use right shall not constitute a “Transfer” hereunder.

(92)                          “TRC License Agreement” shall mean the agreement attached hereto as Exhibit A.

(93)                          “TRC Marks” shall have the meaning set forth in the TRC License Agreement.

(94)                          “U.S.” shall mean the United States.

(95)                          “VO Business” shall mean the business of any or all of the following: (i) developing, selling, marketing, managing, operating and financing VO Products; (ii) managing rental programs associated with VO Products; (iii) establishing and operating Sales Facilities; (iv) managing member services related to VO Products, including Member Service Centers; (v) managing or operating amenities associated with VO Projects (e.g., country clubs, spas, golf courses, food and beverage outlets, gift and sundry shops, etc.) located at or in the general vicinity of VO Projects, all of which are associated with VO Products; or (vi) developing, marketing and operating Exchange Programs.

(96)                          “VO Product” shall mean timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club and other forms of products, programs and services, in each case wherein consumers acquire or lease an ownership interest, use right or other entitlement to use one or more physical units for overnight accommodations and associated facilities in a system of units and facilities on a recurring, periodic basis (including renewable annual use rights), or any VO Trial Product.   For clarity, VO Products shall include VO Units and VO Projects.

(97)                          “VO Project” shall mean a project that includes, will include, or is intended to include VO Units.

(98)                          “VO Trial Product” shall mean a VO Product offered on a trial (i.e., less than three (3) years, which term is not renewable) basis.

(99)                          “VO Unit” shall mean a physical unit used for overnight accommodation as part of a VO Product.   For clarity, a VO Unit shall not include a Lodging Unit.

(100)                   “VR Business” shall mean the business of the marketing, sale, rental and/or management of VR Properties for transient stays.

(101)                   “VR Property” shall mean any whole ownership property that the owner of such property offers, directly or indirectly, for rent or lease to consumers, excluding, for clarity, any condo hotels managed or operated in the Ancillary VR Field.

(102)                   “WVRNA” shall mean Wyndham Vacation Rentals North America, LLC.

(103)                   “WVRNA Business” shall mean the business of WVRNA and its Subsidiaries, or any successor in interest thereto.

(104)                   “Wyndham Marks” shall mean any Trademark that contains the word “Wyndham” or any Derivation thereof (whether or not a Licensed Wyndham Mark).

(105)                   “Wyndham Rewards Program” shall have the meaning set forth in the Rewards Agreement.

References; Interpretation.

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.   Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.   Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.   Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.